Exhibit 10.23A

BUILDING LEASE SUMMARY PAGE

THIS SUMMARY PAGE IS ATTACHED TO AND MADE A PART OF LEASE DATED December 15th 2004 BETWEEN LANDLORD AND TENANT.

Date Prepared:	December 15, 2004
Property:	Alien Phase I Building, NDSU Research & Technology Park II

Section

1. Landlord:	Renaissance Development, LLC

Tax ID #	20 - 0386984
Address:	118 Broadway, Suite 204
Fargo, North Dakota 58102
Landlord’s Agent:	Renaissance Development, LLC
Address:	118 Broadway, Suite 204
Fargo, North Dakota 58102
Place of Payments:	118 Broadway, Suite 204
Fargo, North Dakota 58102
Check Payable To:	Renaissance Development, LLC

2. Tenant:	Alien Technology Corporation

Billing Address:	18220 Butterfield Blvd.
Morgan Hill, CA 95037
Phone Number:	(408) 782-3900
Contact:	Mary Beth Miller

3. Demised Premises:

Property:	Alien Phase I Building
Address:	NDSU Research & Technology Park II
Fargo, ND 58102
Space or Unit Number:	N/A
Rentable Area of Building:	46,320 SF
Rentable Area of Demised Premises:	173,431 SF (subject to measurement)
Usable Area of Demised Premises:	173,431 SF (subject to measurement)
R/U Ratio:
Tenants Pro Rata Share:	100%
Permitted Use:	Tenant agrees that the Premises shall be operated and used in compliance with applicable laws.

4. Lease Term & Rate	120 Months

Lease Commencement Date:	«LeaseCommencementDate»
Rent Commencement Date:	«RentCommencementDate»
Expiration Date:	«ExpirationDate»
Base Rent:	Annual rent will be determined in accordance with Section 4.2.
Rent Adjustment:	Rent during the first option period shall be adjusted at the commencement of the first option period by the cumulative CPI inflation rate for all urban consumers for the area in which the Property is located for the previous 120-month period. Rent during the second option period shall be increased by 5%.
Additional Rent:	Tenant’s Pro Rata share of Operating Expenses is agreed by Landlord and Tenant to be 100% and the Base Rent includes $0.00 psf to be credited toward this amount.

i

Security Deposit:	$150,000
Good Faith Deposit:	$150,000

5. Lease Renewal Options

Terms:	Two five (5) year options subject to rent increase provided for in Section 4 and with all other terms and conditions the same as initial term.
Notice Requirements:	Three Hundred Sixty (360) day advance written notice from Tenant to Landlord indicating intent to exercise.
Other:	Must be current with rents and other charges as of the exercise date or options are null and void.

6. Utilities: Tenant Pays Direct:	Tenant’s responsibility as to the Demised Premises and parking lots thereon.

Electricity (meter numbers):
Gas (meter numbers):
Water/Sewer (meter numbers):
Garbage:
Other:

7. Janitorial:	Tenant’s responsibility. See Subsection 6.17.

8. Snow Removal:	Tenant’s responsibility.

9. Participating Broker:	None.

10. Purchase Option	Tenant shall have the right to purchase the Building in accordance with Section 14.

TABLE OF EXHIBITS

LEASE

TABLE OF CONTENTS

	DESCRIPTION		PAGE NUMBER
(i)	Lease Summary Page		i-ii
(ii)	Table of Exhibits		iii
(iii)	Table of Contents		iv-vii

1.	General		1

	1.1	Consideration	1
	1.2	Summary Page and Exhibits to Lease	1

2.	Definitions		1

	2.1	Building	1
	2.2	Technology Park II	1
	2.3	Technology Park II Common Area	1
	2.4	Demised Premises	1
	2.5	Permitted Users	1
	2.6	Project Costs	1
	2.7	Property	2
	2.8	Rentable Area of the Building	2
	2.9	Rentable Area of Demised Premises	2
	2.10	Tenant’s Pro Rata Share	2
	2.11	Debt Service Payment	2
	2.12	Investment	2

3.	Demise of Premises		2

	3.1	Demise	2
	3.2	Use of Technology Park II Common Area	2
	3.3	Covenant of Title; Quiet Enjoyment; Other	2
	3.4	Condition of Building	3
	3.5	Lease Term	3
	3.6	Lease Year	3
	3.7	Early Occupancy	3
	3.8	Option to Renew	4
	3.9	Non-Disturbance Agreements	4

4.	Rent and Other Amounts		4

	4.1	Base Rent	4
	4.2	Payment and Adjustment of Rent	4
	4.3	Operating Expenses	5
	4.4	Place of Payments	5
	4.5	Security Deposits	5

	DESCRIPTION		PAGE NUMBER

5.	Insurance		5
	5.1	Tenant’s Insurance	5
	5.2	Casualty Insurance	5
	5.3	Liability Insurance	5
	5.4	Intentionally Deleted	6
	5.5	Workers’ Compensation	6
	5.6	General Provisions Respecting Insurance	6
	5.7	Intentionally Deleted	6
	5.8	Insurance Requirements	6
	5.9	Waiver of Claims Against Landlord	6

6.	Other Responsibilities of Tenant		6

	6.1	Limitation on Use by Tenant	6
	6.2	Intentionally Deleted	6
	6.3	Compliance with Laws	6
	6.4	Intentionally Deleted	6
	6.5	Compliance with Covenants	6
	6.6	Compliance with all Rules and Regulations	7
	6.7	ADA Compliance	7
	6.8	Waste of Impairment of Value	7
	6.9	Hazardous Use	7
	6.10	Nuisance Noxious or Offensive Activity	7
	6.11	Annoying Lights, Sounds or Odors	7
	6.12	Unsightliness	7
	6.13	Animals	7
	6.14	Structural Electrical or Other Overloading	8
	6.15	Obstruction and Use of Building Common Facilities	8
	6.16	Maintenance and Repairs	8
	6.17	Restriction on Changes and Alterations	8
	6.18	Notice on Non-Responsibility	9
	6.19	No Mechanics’ Liens	9
	6.20	Other Encumbrances	9
	6.21	Fixtures and Improvements	9
	6.22	Removal of Tenant’s Equipment	9
	6.23	Subordination to Landlord Mortgages	10
	6.24	Assignment or Subletting	10
	6.25	Communication Service	10
	6.26	Payment of Income and Other Taxes	10
	6.27	Estoppel Certificates	11
	6.28	Furnishing of Financial Statement	11
	6.29	Landlord Right to Inspect and Show Premises	11
	6.30	Tenant Indemnification of Landlord	11
	6.31	Landlord’s Reserved Rights	11

7.	Landlord Responsibilities		11

	7.1	Landlord Services	11
	7.2	Landlord’s Maintenance of the Building	12
	7.3	Refuse and Trash Collection Services	12
	7.4	Gas, Electrical, Water and Sewer Services	12
	7.5	Interruption of Service	12
	7.6	Energy Conservation and Environmental Protection	12
	7.7	Landlord Indemnification of Tenant	12
	7.8	Soil Contamination	12

v

	DESCRIPTION		PAGE NUMBER

8.	Damage or Destruction		13

	8.1	Tenant’s Obligation	13
	8.2	Tenant’s Obligation to Terminate if Damage Substantial	13
	8.3	Obligations to Repair and Restore	13
	8.4	Application of Insurance Proceeds	13
	8.5	Cooperation in the Event of loss	13

9.	Condemnation		13

	9.1	Taking—Substantial Taking—Insubstantial Taking	13
	9.2	Termination on Substantial Taking	14
	9.3	Restoration on Insubstantial Taking	14
	9.4	Right to Award	14

10.	Defaults by Tenant		14

	10.1	Defaults Generally	14
	10.2	Failure to Pay Rent or Other Amounts	14
	10.3	Violation of Lease Terms	14
	10.4	Intentionally Deleted	14
	10.5	Execution and Attachment Against Tenant	14
	10.6	Bankruptcy or Related Proceedings	14

11.	Landlord’s Remedies		15

	11.1	Remedies Generally	15
	11.2	Cure by Landlord	15
	11.3	Termination of Lease and Damages	15
	11.4	Repossession and Reletting	15
	11.5	Suits by Landlord	16
	11.6	Recovery of Landlord Enforcement Costs	16
	11.7	Intentionally Deleted	16
	11.8	Late Charge	16
	11.9	Interest Charge	16

12.	Surrender and Holding Over		16

	12.1	Surrender Upon Lease Expiration	16
	12.2	Holding Over	17

13.	Default By Landlord; Tenant’s Remedies		17

	13.1	Remedies Generally	17
	13.2	Costs and Expenses Recoverable	17

14.	Tenant’s Options to Purchase and Lease		17

	DESCRIPTION		PAGE NUMBER

15.	Miscellaneous		18

	15.1	Tenant’s Remedies	18
	15.2	Relationship of Landlord and Tenant	18
	15.3	Notices and Demands	18
	15.4	No Implied Waiver	18
	15.5	Entire Agreement — No Representation	19
	15.6	Modifications in Writing	19
	15.7	Severability	19
	15.8	Binding Effect	19
	15.9	Time of the Essence	19
	15.10	Real Estate Brokers	19
	15.11	Applicable Law	19
	15.12	Execution of Lease	19
	15.13	Net Lease	19
	15.14	No Personal Liability of Landlord	19
	15.15	Captions for Convenience	20
	15.16	Recordation	20

LEASE

This Lease Agreement, which includes the Summary Page(s) and all references to Section numbers shall refer to the referenced Section number on said Summary Page(s) attached to this Lease Agreement. This Lease is made and entered into on the date as specified on the Summary Page(s), by and between Renaissance Development, LLC, a North Dakota limited liability company, as Landlord, and Alien Technology Corporation, a Delaware corporation, as Tenant.

ARTICLE I

1.	GENERAL.

1.1 Consideration. Landlord enters into this Lease in consideration of the payment by Tenant of the rents herein reserved and the keeping, observance, and performance by Tenant of the covenants and agreements of Tenant herein contained. Tenant enters into this Lease in consideration of (i) the timely delivery and quiet use and enjoyment by (a) Tenant of the Demised Premises and (b) by Tenant, in common with others, of the Technology Park II Common Area; and (ii) the keeping, observance, and performance by Landlord of the covenants and agreements of Landlord herein contained.

1.2 Summary Page(s) and Exhibits to Lease. The Summary Page(s) attached to this Lease and the Exhibits listed on the Table of Exhibits included as part of Summary Page(s) and attached to this Lease shall be deemed incorporated in this Lease by this reference. In the event of any inconsistency between such Summary Page(s), Exhibits, and the terms and provisions of this Lease, the terms and provisions of the Summary Page(s) and Exhibits shall control. In the event of any inconsistency between the Summary Page and the terms and provisions of the Exhibits, the terms and provisions of the Summary Page(s) shall control.

ARTICLE II

2.	DEFINITIONS.

2.1 Building. “Building” shall mean the Building constructed on the Property containing the Rentable Area as set forth in Section 3 of the Summary Page(s). The Building shall be constructed in accordance with the terms and conditions attached hereto as Exhibit E.

2.2 Technology Park II. “Technology Park II” shall mean the NDSU Research & Technology Park II located on Block 1, NDSU Research & Technology Park Second Addition to the City of Fargo, Cass County, State of North Dakota; together with all buildings and improvements thereon. The boundaries of Technology Park II are designated upon the Technology Park II Site Plan attached hereto as Exhibit A.

2.3 Technology Park II Common Area. The “Technology Park II Common Area” shall mean that portion of Technology Park II which is available for common use of Tenant, Permitted Users and other users of space in buildings in Technology Park II, and generally described as the parking area, sidewalks, walkways and landscaped areas within Technology Park II and other areas designed for common use of Tenant, Permitted Users or other users of space in buildings in Technology Park II.

2.4 Demised Premises. The “Demised Premises” shall mean the Building and surrounding property, as generally depicted on Exhibit B prepared by Landlord and approved by Tenant.

2.5 Permitted Users. “Permitted Users” shall mean employees, agents, contractors, invitees, guests, visitors, clients, and customers of Tenant or Tenant’s affiliates.

2.6 Project Cost. “Project Cost” shall mean the actual, out-of-pocket cost and expenses paid to unrelated third parties to design, develop, finance and construct the Building and the Demised Premises, including a 5% developer fee but no other costs for overhead or profit.

2.7 Property. “Property” shall mean the parcel of real property located within Technology Park II, on which the Building is constructed or is to be constructed, and which is more particularly described in Section 3 of the Summary Page(s).

2.8 Rentable Area of Building. “Rentable Area of Building” shall mean the figure set forth in Section 3 of the Summary Page(s) by Landlord as the Rentable Area of Building.

2.9 Rentable Area of Demised Premises. “Rentable Area of Demised Premises” shall mean the figure set forth in Section 3 of the Summary Page(s) by Landlord as the Rentable Area of Demised Premises. Rentable Area of Building shall not exceed 46,320 square feet of space (“Planned Size”). In the event the actual Rentable Area of Building is greater than the Planned Size, the parties agree that the Planned Size shall be deemed the Rentable Area of Building for all purposes of determining amounts owing by Tenant pursuant to this Lease.

2.10 Tenant’s Pro Rata Share. “Tenant’s Pro Rata Share” shall mean the figure set forth in Section 3 of the Summary Page(s) and be calculated by dividing the Rentable Area of Demised Premises by the Rentable Area of Building. Notwithstanding the foregoing, so long as Tenant is the sole occupant of the Building the Tenant’s Pro Rata Share shall be 100%. At such time, if ever, as space is added to, or subtracted from, the Rentable Area of Demised Premises or to the Rentable Area of Building, then Tenant’s Pro Rata Share shall be adjusted accordingly.

2.11 Debt Service Payment. “Debt Service Payment” shall mean the monthly principal and interest payment made by Landlord (excluding any late payments, and other amounts unrelated to the Demised Premises) to a bona fide third party lender in an arms length transaction solely to repay Landlord’s loan encumbering the Demised Premises for the Project Costs (the “Loan”) based on not less than a fifteen (15) year amortization schedule. Landlord shall use best efforts to obtain favorable Loan interest rates and other terms to minimize the Debt Service Payment. Landlord may not refinance the Loan upon which the Debt Service Payment is based without the prior written consent of Tenant, which Tenant may provide or withhold in its sole discretion.

2.12 Investment. “Investment” means the cash investment by partner-owners of Landlord that is directly related to, and used for the sole purpose of, constructing the Demised Premises.

ARTICLE III

3.	DEMISE OF PREMISES.

3.1 Demise. Subject to the provisions, covenants, and agreements herein contained, Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, the Demised Premises for Tenant’s exclusive use and enjoyment, and the Technology Park II Common Area in common with other users of space in buildings in Technology Park II, including the right in common with others, twenty-four (24) hours per day, every day of the year, unimpeded ingress and egress thereto and therefrom without interference, for the Lease Term as hereinafter defined, subject to existing and permitted future covenants, conditions, restrictions, easements, and encumbrances affecting the same all of which do not, and will not, materially and adversely affect Tenant’s use and operation of the Demised Premises.

3.2 Use of Technology Park II Common Area. Tenant and Permitted Users are hereby granted the non-exclusive right to use and enjoy, in common with Landlord and other users of space located within Technology Park II, their employees, agents, invitees, guests, visitors, clients, and customers, so much of Technology Park 11 Common Area, including the parking area unless otherwise limited or restricted by the Summary Sheet, as may be necessary for the convenient use and enjoyment of the Demised Premises.

3.3 Covenant of Title; Quiet Enjoyment; Other. Landlord covenants and agrees that it has rights necessary to enter this Lease and grant the rights herein to the Demised Premises and the Technology Park II Common Area, that the same is free and clear of all liens and encumbrances that would materially and adversely affect Tenant’s use and operation of the Demised Premises hereunder. Landlord covenants and agrees, provided Tenant is not in default and keeps, observes and performs the covenants of Tenant contained in this Lease subject to any applicable cure periods, Tenant shall have and enjoy quiet and peaceable possession and enjoyment of the Building and Demised Premises and, to the extent provided herein, the right to use the Technology Park II Common Area. Such possession and right to use shall not be unreasonably disturbed or interfered with by Landlord or by any person claiming by, through or under Landlord, or any third parties. Landlord covenants and agrees to Tenant that, as of the Lease Commencement Date, the proposed use and construction of the Demised Premises, Building and Technology Park II Common Area are in compliance with all applicable laws, rules, regulations and ordinances, including without limitation the Americans with Disabilities Act. Landlord further covenants and agrees to Tenant that, as of the Lease Commencement Date, the proposed use and construction of the Demised Premises, Building and Technology Park II Common Area are permitted uses under applicable land use and zoning regulations, rules and ordinances and will not violate any existing restriction or agreement applicable to the Property. Landlord acknowledges that the ability to construct the Demised Premises, Building and Technology Park II Common Area is a material component of the Lease and that Tenant would not be entering into the Lease without the guarantee that the same can be effected by Landlord. As a result, in the event Landlord is unable to perform its obligations with respect to the Demised Premises, Building and Technology Park II Common Area for any reason other than (i) changes in laws or governmental moratoria after the date hereof which prohibit development of the Demised Premises, Building and Technology Park II Common Area, and each of them, or (ii) delays in Landlord’s performance caused by Tenant or force majeure events, such failure shall constitute a material breach of the Lease by Landlord and shall entitle Tenant to all rights and remedies at law or in equity. The rights and obligations set forth in this Section 3.4 are in addition to those set forth elsewhere herein.

3.4 Condition of Building. Tenant covenants and agrees, prior to taking possession of the Demised Premises, Landlord and Tenant shall tour the Demised Premises at which time Landlord and Tenant shall jointly prepare a list of those items which in their mutual opinion are incomplete or require correction (“Punch List”). Tenant’s taking possession of the Demised Premises and Building Facilities shall not constitute a waiver of any warranty or of any defect in regard to workmanship or material of the Demised Premises, Building and other improvements that are a part of the same (“Construction Defect”). Tenant shall have one (1) year following the date Tenant takes possession of the Demised Premises and Building Common Facilities for the operation of its business within in which to notify Landlord of any Construction Defects. Landlord shall, at its cost, promptly correct or cause to be corrected all Construction Defects for which it has received notification. Items shown on the Punch List shall be corrected or completed by Landlord within a reasonable period of time but not to exceed sixty (60) days thereafter. Except for items shown on the Punch List, Tenant shall be deemed to have waived any warranty of fitness for a particular purpose or merchantability against Landlord relating to the Demised Premises. Upon the Commencement Date, Landlord agrees to transfer to Tenant any and all warranties relating to the Demised Premises and the construction thereof, including, without limitation, any warranties for heating and air conditioning systems and other personal property and any applicable roof warranties. In addition, Landlord agrees to obtain, as part of the development of the Building and the Demised Premises, standard warranties for all items installed therein from creditworthy entities.

3.5 Lease Term. “Lease Term” shall mean the period commencing on the Lease Commencement Date and expiring on the Expiration Date as specified in Section 4 of the Summary Page(s). The Lease Commencement Date shall occur on or about June 1, 2006 (the “Planned Delivery Date”). Notwithstanding the Planned Delivery Date, Landlord will make a good faith attempt to have the Demised Premises ready for occupancy by January 1, 2006, but not before. The Lease Commencement Date shall be the date which Landlord has delivered to Tenant both (i) Substantial Completion as defined in Section 4 of Exhibit E, and (ii) the Non-Disturbance Agreements executed by the parties thereto as set forth in Section 3.11 which shall include recognition of the Tenant’s rights under Section 14 hereof. The Rent Commencement Date shall be the Lease Commencement Date subject to any adjustments or abatements as herein provided. If Landlord does not cause Substantial Completion and deliver the Non-Disturbance Agreements by the Planned Delivery Date in accordance with the terms and conditions hereof, the Lease Commencement Date and all of Tenant’s obligations hereunder shall be extended by the number of days of such delay. If such delay continues for more than ten (10) days after Planned Delivery Date, for each day of delay Tenant shall be entitled to five (5) days of abatement in Base Rent, Additional Rent and other amounts owing hereunder following the Lease Commencement Date, such rent abatement being reflected in the adjusted Rent Commencement Date. If such delay continues for more than ninety (90) days beyond the Planned Delivery Date, without waiving any other rights or remedies it has, Tenant may immediately terminate and cancel this Lease by written notice to the Landlord at any time prior to Landlord causing Substantial Completion and delivering the Non-Disturbance Agreements. Within ten (10) days of the Lease Commencement Date, Landlord shall refund to Tenant the Good Faith Deposit in accordance with Section 1 of Exhibit E.

3.6 Lease Year. “Lease Year” shall mean the twelve month period commencing on the first day of the calendar month in which the Lease Term commences, and each subsequent twelve month period during the Lease Term.

3.7 Early Occupancy. Landlord shall notify Tenant of the expected date for Substantial Completion of Landlord’s construction obligations at least sixty (60) days before such date. After Landlord notifies Tenant of anticipated date of Substantial Completion, Tenant shall have the right to enter the Demised Premises to commence equipping and fixturing the Demised Premises, as long as such entry does not unreasonably interfere with Landlord or Landlord’s contractors. If Tenant enters the Demised Premises as provided in this paragraph, all provisions of this Lease shall be in full force and effect except the rent provisions.

3.8 Option to Renew. Tenant shall have two options to extend the term of this Lease for periods of five (5) years each on the following terms and conditions:

(a) As of the date of Tenant’s exercise of this option, Tenant must be current with rents and other charges owing by Tenant (subject to applicable grace periods);

(b) With the exception of an increase in the Base Rent in accordance with Section 5 of the Lease Summary, the extended term shall be on the same terms, covenants and conditions during the primary term hereof; and

(c) At least three hundred sixty (360) days prior to the expiration of the primary term hereof, Tenant shall have given Landlord written notice of its election to extend the term of this Lease.

3.9 Non-Disturbance Agreements. As a material inducement for Tenant to enter this Lease, and as a condition to occurrence of the Lease Commencement Date, Landlord shall obtain from all master lessors and mortgagees of the Demised Premises, Building, Technology Park II Common Area, Technology Park II and the Property, and deliver original copies of the same to Tenant, non-disturbance agreements in the form attached hereto as Exhibit J (collectively “Non-Disturbance Agreements”).

ARTICLE IV

4.	RENT AND OTHER AMOUNTS.

4.1 Base Rent. During such time that Tenant has and enjoys quiet and peaceable possession of the Demised Premises, and the Technology Park II Common Area in common with other users of space in buildings in Technology Park II, Tenant will pay to Landlord rent during the Lease Term in the amount specified as Base Rent in Section 4 of the Summary Page(s) as the same may be adjusted pursuant to the terms of this Lease and any Exhibit attached to this Lease (“Base Rent”).

4.2 Payment and Adjustment of Rent.

(a) Initial Rent. Base Rent shall be payable monthly in advance, without notice, commencing on the Rent Commencement Date of the Lease Term, as set forth in Section 4 of the Summary Page(s), and continuing on the first day of each month thereafter for the balance of the Lease Term; provided, however, if the lease commences or ends on any day of a calendar month other than the first day, tenant’s rent for the first month shall be pro-rated to date of possession. Base Rent shall be determined as follows:

(i)	The Debt Service Payment; plus

(ii)	The quantity of 1% of the Loan amount multiplied by 1/12 (representing the guarantor fee, if and to the extent actually paid by Landlord); plus

(iii)	The quantity of 10% of the Investment amount multiplied by 1/12 (representing the cash on cash return to the partner-owners of Landlord); plus

(iv)	$833.33 to cover administrative costs of Landlord’s LLC.

(b) Rent Adjustment. Effective on the dates as indicated in Section 4 of the Summary Page(s), if any, the Base Rent shall be adjusted to the amount specified therein.

(c) Infrastructure Fees. Landlord covenants and agrees that the Building will be subject to a City of Fargo “pilot” program whereby 100% of the tax increment related to the Building is eligible for abatement for a period of ten (10) years (“Tax Abatement Program”). The parties anticipate the Building will cost approximately $5,000,000.00, but for the purpose of this Section 4.2(c), the final cost of all improvements shall be referred to as “Final Project Costs.” Landlord shall forward to Tenant, within five (5) days after receipt thereof, all notices of any kind and all invoices in connection with the Tax Abatement Program or real estate or personal property taxes affecting the Demised Premises. Prior to substantial completion, Final Project Costs shall be estimated by the parties. Once Final Project Costs are known, (a) the payments previously made pursuant to this paragraph shall be reviewed and any differential because of estimated Final Project Costs varying actual Final Project Costs shall thereafter be credited against the next future payments due hereunder or promptly paid over to Landlord, as the case may be; and (b) payments due under this paragraph shall thereafter be calculated and made based upon actual Final Project Costs. Tenant shall reasonably cooperate with Landlord, including coordination and direction with its successors and assigns, and shall enter into such reasonable and necessary agreements with such successors and assigns and the City of Fargo and any other necessary governmental entities to effect the covenants in this paragraph provided that Tenant’s rights under Section 3.4 are not modified or otherwise negatively impacted. Notwithstanding all benefits associated with the Tax Abatement Program and other tax incentives, rebates or other benefits associated with this Lease, the Building or Tenant’s occupancy thereof shall be to the sole benefit of Tenant.

4.3 Operating Expenses. As long as Landlord does not deny Tenant access or use of the Demised Premises Tenant shall be responsible for all Operating Expenses. “Operating Expenses” shall mean costs or expenses paid or incurred by Tenant for operation, repair, maintenance, and management of the Demised Premises, and shall include, but shall not be limited to, the costs and expenses of: (a) water, sewage disposal, drainage, refuse collection, gas, electricity, light, power, or other utility services; (b) general maintenance and repair of the Demised Premises; (c) maintenance of landscaping, replanting where necessary, and keeping private streets, access ways and the parking area free from snow, litter, dirt, debris, or other obstructions; (d) taxes, assessments or other impositions, general, special, ordinary or extraordinary, or supplemental (collectively “Operating Expense Tax”), which may be levied, assessed or imposed upon or with respect to the Building, the Demised Property, or any part thereof, or personal property of Alien at any time situated thereon; (e) casualty, liability and other insurance; (f) capital improvements or structural modifications to the Demised Premises; and (g) lease payments pursuant to ground lease with North Dakota State University Research and Technology Park. Tenant at its sole cost shall have the right, at any time, to seek a reduction in the assessed valuation of the Demised Premises or to contest any Operating Expense Tax that are to be paid in whole or in part by Tenant. Landlord shall not be required to join in any proceeding brought by Tenant unless the provisions of any law require that the proceeding or contest be brought by or in the name of Landlord or any owner of the Demised Premises or subject property. In that case, Landlord shall join in the proceeding or contest or permit it to be brought in Landlord’s name as long as Landlord is not required to bear any cost. Tenant, on final determination of any decision or judgment rendered, shall satisfy or receive all benefits of said decision or judgment together with all costs, charges, interest, and penalties incidental to the decision or judgment.

4.4 Place of Payments. Base Rent and all other sums payable by Tenant to Landlord under this Lease shall be paid to Landlord at the place for payments specified in Section 1 of the Summary Page(s), or such other place as Landlord may, from time to time, designate in writing.

4.5 Security Deposit. Within ten (10) days of execution of this Lease by the parties, Tenant shall deposit with Landlord the amount specified as the “Security Deposit” in Section 4 of the Summary Page(s) to be held by Landlord in a separate account bearing interest at fair market value for this type of account. Landlord may apply the Security Deposit to pay any loss or expense Landlord incurs, including without limitation attorneys’ fees, as the result of Tenant’s failure to perform any of Tenant’s obligations under this Lease after the expiration of any applicable grace or cure period hereunder. Landlord shall return 100% of the unused portion of the Security Deposit plus interest thirty (30) days after Tenant has vacated and the Lease has expired. Tenant may not assign or encumber the Security Deposit without Landlord’s written consent. In addition, Tenant shall also deposit with Landlord, within thirty (30) days of Tenant’s taking possession of the Demised Premises, a pre-payment of the first year’s Base Rent due under this Lease, such prepayment to be amortized over the first year of this Lease.

ARTICLE V

5.	INSURANCE.

5.1 Tenant’s Insurance. Tenant covenants and agrees to obtain and keep in full force and effect during the Lease Term and to pay the premiums and costs for the types and kinds of insurance as hereinafter provided.

5.2 Casualty Insurance. Tenant covenants and agrees to obtain and maintain casualty insurance as hereinafter defined. “Casualty Insurance” shall mean fire and extended coverage insurance (including sprinkler leakage when applicable) with respect to the Building and the property of every description and kind owned by Tenant and located in the Demised Premises or for which Tenant is legally liable or installed by or on behalf of Tenant, including, without limitation, glass windows and doors, furniture, fittings, installations, alterations, additions, partitions, fixtures and anything in the nature of a leasehold improvement in amount not less than the full replacement cost thereof. Tenant shall furnish a certificate of insurance evidencing the coverage required by this Paragraph 5.2 to Landlord prior to Tenant’s occupancy of the Demised Premises. Tenant shall also furnish a certificate evidencing renewal of such coverage to Landlord prior to expiration of coverage.

5.3 Liability Insurance. Tenant covenants and agrees to obtain and maintain liability insurance, as hereinafter defined. “Liability Insurance” shall mean comprehensive general liability insurance covering public liability with respect to the possession, use and operation of the Demised Premises, with combined single limits of not less than $3,000,000.00, and not less than 55,000,000 annual aggregate for this location, including independent contractor’s coverage. The policy shall include contractual liability covering Tenant’s obligation under the Lease, with a deductible of up to $100,000, unless otherwise approved in writing by Landlord. Tenant shall furnish a certificate of insurance evidencing the coverage required by this Paragraph 5.3 to Landlord prior to Tenant’s occupancy of the Building or Demised Premises. Tenant shall also furnish a certificate evidencing renewal of such coverage to Landlord prior to expiration of coverage.

5.4 Intentionally Deleted.

5.5 Workers’ Compensation. In addition to the policies referred to above, Tenant shall maintain at all times during the Lease Term when construction is being performed by the Tenant at the Demised Premises, Workers’ Compensation Insurance coverage to the extent required by applicable law.

5.6 General Provisions Respecting Insurance. Except as otherwise approved in writing by Landlord, all insurance obtained by Tenant shall be with insurers approved by Landlord, which approval shall not be unreasonably withheld, and with a rating in “Best’s Insurance Guide” of “A”; shall name Landlord and the holder of any mortgage or deed of trust encumbering the Property as insured parties, as their interests may appear; shall contain a waiver of rights of subrogation as among Tenant, Landlord and the holder of any such mortgage or deed of trust; and shall provide, by certificate of insurance or otherwise, that the insurance coverage shall not be canceled or altered except upon thirty (30) days’ prior written notice to Landlord and the holder of any such mortgage or deed of trust. Landlord may deposit such certificate of insurance with the holder of any such mortgage or deed of trust.

5.7 Intentionally Deleted.

5.8 Insurance Requirements. All insurance required to be carried by Tenant hereunder shall insure Tenant and shall name, as additional insureds or loss payee (as the case may be) to the extent Landlord has an insurable interest in the property insured, Landlord and such other person or persons designated in writing by Landlord to Tenant that have an insurable interest in the Building and Property, as their respective interests may appear (“Landlord’s Designee(s)”), and each policy shall contain a provision that it cannot be canceled or amended, insofar as it relates to the Building and Property, without at least thirty (30) days prior notice to Landlord and Landlord’s Designee(s).

5.9 Waiver of Claims Against Landlord. Landlord, its agents and employees shall not be liable for, and Tenant waives all of Claims for, loss or damage to Tenant’s business (including loss of revenue or additional labor and expense) or damage to person or property sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence directly or primarily in or upon the Demised Premises of which it is a part, or any other area of Technology Park II.

ARTICLE VI

6.	OTHER RESPONSIBILITIES OF TENANT.

6.1 Limitation of Use by Tenant. Tenant covenants and agrees to use the Demised Premises only for the use or uses set forth as Permitted Uses by Tenant in Section 3 of the Summary Page(s). Landlord and Tenant further agree any violation of this Paragraph 6.1 by Tenant, which violation continues for a period of seven (7) days after written notice thereof by Landlord to Tenant, shall constitute a Default by Tenant under Article X, notwithstanding the longer thirty (30) day cure period provided for in Section 10.3.

6.2 Intentionally Deleted.

6.3 Compliance with Laws. From and after the Commencement Date, Tenant covenants and agrees nothing shall be done or kept in the Demised Premises, by Tenant in violation of any law, ordinance, order, rule or regulation of any governmental authority having jurisdiction and the Demised Premises shall be used, kept and maintained by Tenant in compliance with any such law, ordinance, order, rule or regulation. Tenant shall have the right to contest any alleged violations or the applicability of such law to Tenant or the Demised Premises.

6.4 Intentionally Deleted.

6.5 Compliance with Covenants. From and after the Commencement Date Tenant covenants and agrees to comply with any and all permitted covenants, conditions or restrictions affecting the Demised Premises and Technology Park II. If there is any inconsistency between the provisions of this Lease and the provisions of the covenants, conditions or restrictions, the provisions of this Lease shall control.

6.6 Intentionally Deleted,.

6.7 ADA Compliance. Except as may be provided elsewhere in this Lease, Tenant covenants, represents and warrants to Landlord, its successors and assigns, that following the Lease Commencement Date Tenant shall be responsible for maintaining the Demised Premises in compliance with the Americans with Disabilities Act of 1990 (“ADA”) with any other federal, state or local statute or regulation as each may have been amended from time to time, pertaining to providing access to the Demised Premises to persons with disabilities or to the removal of existing barriers to access to the Demised Premises by such individuals and that any future modifications/additions to the Demised Premises by Tenant will comply with the ADA and all other federal, state or local laws, statutes, regulations or ordinances of similar nature. These covenants, representations and warranties shall be deemed continuing covenants, representations and warranties for the benefit of the Landlord, and any successors and assigns of the Landlord, including any subsequent owner of the Demised Premises.

6.8 Waste or Impairment of Value. Tenant agrees nothing shall be done or kept in the Demised Premises that might substantially impair the value of the Demised Premises.

6.9 Hazardous Use. Tenant agrees to comply with any and all Governmental rules and regulations with respect to the existence or use of “Hazardous Material” (as defined below) at the Demised Premises:

(a) Tenant’s Hazardous Materials. Tenant covenants and agrees that Tenant shall at all times from and after delivery of possession of the Demised Premises to Tenant, be responsible and liable for, and be in complete and strict compliance with, all Governmental laws, ordinances, rules and regulations relating to the use of “Hazardous Materials” by Tenant in, on, under or about the Demised Premises. The term “Governmental” as used herein shall include, without limitation, federal, state, and local governments, and political subdivisions and regulatory agencies of federal, state, and local governments. The term “Hazardous Materials” as used herein shall include, without limitation, whether now or subsequently listed in any Governmental listing or publication defining hazardous materials, substances defined as: “hazardous substances”, “hazardous materials”, or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; and any subsequent amendments thereto, or replacement statutes thereof and ordinances, rules and regulations adopted and publications promulgated pursuant to said laws.

(b) Compliance with Laws. Tenant further covenants and agrees, at its sole cost and expense, to procure, maintain in effect, and comply with all conditions of any and all permits, licenses, and approvals issued by Governmental agencies for Tenant’s use of Hazardous Materials in, on, under or about the Demised Premises. Tenant shall in all respects handle, treat, deal with and manage any and all Hazardous Materials of Tenant in, on, under or about the Demised Premises in strict conformity with all applicable Governmental laws, ordinances, rules and regulations relating to Hazardous Materials.

6.10 Nuisance or Offensive Activity. Tenant agrees not to carry on any unreasonably offensive activity in or upon the Demised Premises, nor shall Tenant do or keep in the Demised Premises anything which is a public or private nuisance or which may disturb the quiet enjoyment of others in the Demised Premises, in Technology Park II or on adjacent or nearby property.

6.11 Annoying Lights, Sounds or Odors. Tenant agrees no light shall be emitted from the Demised Premises which is unreasonably bright or causes unreasonable glare; no sound shall be emitted from the Demised Premises which is unreasonably loud or annoying; and no odor shall be emitted from the Demised Premises which is or might be unreasonably offensive to Landlord, or others, in Technology Park II or on adjacent or nearby property.

6.12 Unsightliness. Tenant agrees no unsightliness caused by Tenant and visible outside of the Building shall be permitted in the Demised Premises. Without limiting the generality of the foregoing, all unsightly equipment, objects and conditions shall be kept enclosed within the Building; no refuse, scraps, debris, garbage, trash, bulk materials or waste shall be kept, stored or allowed to accumulate, except as may be enclosed within the Building. Tenant shall be solely responsible for the removal of all refuse, scraps, debris, garbage, trash, bulk materials or waste from the Demised Premises and the deposit thereof in the trash containers or dumpsters located adjacent to the Building.

6.13 Animals. Tenant agrees no animals, except those permitted by law, shall be permitted or kept in the Demised Premises.

6.14 Structural, Electrical or Other Overloading. Tenant agrees nothing shall be done or kept by Tenant in the Demised Premises and no improvements, changes, alterations, additions, maintenance or repairs shall be made to the Demised Premises by Tenant following the Lease Commencement Date which impairs the structural soundness of the Building, which results in an overload of utility lines serving the Demised Premises or Technology Park II, or which interferes with electric, electronic or other equipment in the Building or on any adjacent or nearby property. In the event of violations hereof, Tenant agrees to immediately remedy the violation at Tenant’s expense and in compliance with all requirements of governmental authorities.

6.15 Obstruction and Use of Demised Premises. Tenant agrees not to unreasonably obstruct or encumber the Demised Premises.

6.16 Maintenance and Repairs. Tenant agrees, at its sole cost, and expense, that it will throughout the term of this Lease, take good care of the Demised Premises and will keep same in good repair, order and condition, and in a clean and orderly condition, free of dirt, rubbish and unlawful obstructions, and that it will make all necessary repairs thereto, ordinary and extraordinary, foreseen and unforeseen (“Maintenance and Repairs”). As used herein, the term, “Maintenance and Repairs” shall include, but not be limited to, all necessary replacements, renewals, alterations, additions and betterments. Such Maintenance and Repair shall include, but shall not be limited to, (a) the painting and refinishing of the interior of the Building and Demised Premises; (b) replacement of all broken or cracked interior glass windows and doors; (c) maintenance and repair of all doors and door closing or locking mechanisms; (d) pest control services, if required, for the Building or Demised Premises; (e) the repair of any damage resulting from the movement of furniture, fixtures, merchandise or supplies by Tenant; (f) maintenance of all floor coverings, such as carpeting; (g) janitorial and cleaning services; (h) installation and replacement of light bulbs, tubes and ballasts; (i) exterior maintenance to include landscaping and parking lot snow removal; (j) maintenance and repair of the structure and exterior of the Building; and (k) arrange for the removal and disposition of all garbage, trash, rubbish other refuse from trash containers or dumpsters located in the Demised Premises. All repairs made by Tenant shall be at least equal in quality and utility value to the original work.

Tenant shall be responsible for maintaining in good order and repair and in a safe condition, and free of snow, ice, debris, or other obstruction, all sidewalks, parking areas and walkways to and about the Building and the Demised Premises. Tenant shall, at its expense, maintain in good condition the landscaped areas of the Demised Premises (including as applicable and without limitation, periodic mowing, watering, trimming, removal of rubbish, and replacement of plants, shrubs and tree, as may be necessary to keep the landscaped areas in first class condition.)

Tenant shall be also responsible for the removal of debris and trash due to Tenant’s Maintenance and Repair and Changes in the Demised Premises. In addition, Tenant shall initiate and carry out a program of regular Maintenance and Repair of the Building and Demised Premises, so as to impede, to the extent possible, deterioration by ordinary wear and tear. Tenant covenants and agrees all Maintenance and Repair shall be completed with due diligence and in a good and workmanlike fashion and in compliance with all reasonable conditions imposed by Landlord and all applicable permits, authorizations, laws, ordinances, orders, rules and regulations of governmental authorities having jurisdiction, and the costs and expenses with respect to such Maintenance and Repair shall be paid promptly when due and the Maintenance and Repair shall be accomplished free of liens of mechanics and materialmen. If Tenant fails to perform Maintenance and Repair required hereunder, Landlord shall have the right, but not the obligation, upon reasonable notice to Tenant to enter the Building and Demised Premises to make inspections and to perform such Maintenance and Repair on Tenant’s behalf. Tenant further covenants and agrees the costs and expenses incurred by Landlord for any repair or maintenance to the Building and Demised Premises required as a result of Tenant’s Maintenance and Repair or required as a result of a failure of Tenant to perform such Maintenance and Repair plus ten percent (10%) of such costs and expenses for overhead expenses shall be reimbursed by Tenant to Landlord within ten (10) days upon Landlord’s written demand.

6.17 Restriction on Changes and Alterations. Tenant agrees not to improve, change, alter, add to, remove or demolish any improvements on the Building and Demised Premises (“Changes”) (a) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; (b) unless Tenant complies with all conditions which may be imposed by Landlord; (c) and unless Tenant pays to Landlord the reasonable costs and expenses of Landlord for architectural, engineering or other consultants which may be reasonably incurred by Landlord in determining whether to approve any such Changes (not to exceed $5,000 per Change). Notwithstanding the foregoing, any Changes which cost less than One Hundred Thousand Dollars ($100,000.00), which do not reduce the value of the Building or Demised Premises and which will not affect the structural integrity of the Building may be made without the prior consent of Landlord, provided Tenant shall nevertheless furnish Landlord a copy of Tenant’s plans for any such Changes prior to making such Changes. If consent is required and given, no such Changes shall be permitted unless Tenant shall have first procured and paid for all necessary permits and authorizations from any governmental authorities having jurisdiction; unless such Changes will not reduce the value of the Building or Property, and will not affect or impair existing insurance on the Building or Property; and unless Tenant, at Tenant’s sole cost and expense, shall, prior to commencing any work on such Changes, obtain and maintain or cause to be obtained and maintained worker’s compensation insurance covering all persons employed in connection with the work and obtains liability insurance covering any loss or damage to persons or property arising in connection with any such Changes and such other insurance or bonds as Landlord may reasonably require and shall deliver a certificate of such worker’s compensation insurance, liability insurance, or other insurance, to Landlord. Tenant covenants and agrees any such Changes approved by Landlord shall be completed with due diligence and in good and workmanlike fashion and in compliance with all reasonable conditions imposed by Landlord and all applicable permits, authorizations, laws, ordinances, orders, rules and regulations of governmental authorities having jurisdiction and the costs and expenses with respect to such Changes shall be paid promptly when due and the Changes shall be accomplished free of liens of mechanics and materialmen. Tenant agrees if the Changes increase the value of the Property such that Property taxes are increased, then Tenant shall pay to Landlord that portion of the property tax increase attributable to such Changes. Excluding Tenant’s trade fixtures removed prior to the end of the Lease Term, Tenant agrees all such Changes shall become the property of Landlord at the expiration of the Lease Term or, if Landlord so requests, Tenant shall, at or prior to expiration of the Lease Term and at its sole cost and expense, remove such Changes in accordance with the provisions of the Paragraph of this Lease entitled “Removal of Tenant’s Equipment”, and thereafter Tenant shall restore the Building or Demised Premises to their condition prior to such Changes excluding ordinary wear and tear.

6.18 Notice of Non-Responsibility. Tenant agrees in connection with any Maintenance and Repairs or Changes, Tenant shall use only contractors and subcontractors (“Contractors”) who are (i) properly licensed, and (ii) adequately insured. Tenant shall permit Landlord to post a notice of nonresponsibility on the Demised Premises for protection of Landlord’s interest from mechanics’ or other liens and to take all such other action as Landlord may desire in order for Landlord to comply with said Paragraph or such provisions.

6.19 No Mechanics’ Liens. Tenant agrees not to permit or suffer, and to cause to be removed and released, any mechanics’, materialmen’s or other lien on account of supplies, machinery, tools, equipment, labor or material furnished or used in connection with any construction, improvements, or Maintenance and Repairs or Changes to the Building and Demised Premises by, through or under Tenant. Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien, provided Tenant shall give to Landlord such security as may be reasonably requested by Landlord to insure the payment of any amounts claimed, including interest and costs, and to prevent any sale, foreclosure or forfeiture of any interest in the Property on account of any such lien, and provided, on final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered, with interests and costs, and will cause the lien to be released and any judgment satisfied.

6.20 Other Encumbrances. Tenant covenants and agrees not to obtain any financing secured by Tenant’s interest in the Demised Premises and not to encumber the Demised Premises or Landlord or Tenant’s interest therein, without the prior written consent of Landlord, and to keep the Demised Premises free from all liens and encumbrances except liens and encumbrances created by Landlord. The restrictions of this Section 6.21 shall not apply to any inventory, equipment or other materials of Tenant contained in or on the Demised Premises.

6.21 Fixtures and Improvements. Landlord covenants and agrees that all Tenant’s Improvements kept or installed on the Demised Premises by Tenant shall not become the property of Landlord or a part of the realty no matter how affixed to the Demised Premises and may be removed by Tenant at any time and from time to time during the term of this Lease, provided Tenant shall repair any damage to the Demised Premises caused by such removal. Tenant agrees all improvements on the Demised Premises and all equipment relating to the operation of the Demised Premises (as distinguished from operations incident to the business of Tenant including without limitation Tenant’s Equipment), and whether now or hereafter located upon the Building, including but not limited to, all plumbing, heating, lighting, electrical and air conditioning fixtures and such fixtures or improvements installed in the Building by Landlord whether or not on the behalf of Tenant, shall be and remain the property of Landlord upon expiration of the Lease Term unless otherwise agreed in writing between the parties. At Landlord’s option, Landlord may require Tenant to remove any fixtures or improvement installed by Tenant or on behalf of Tenant at Tenant’s cost and expense and to place the Demised Premises in the same condition as the Demised Premises and would have been if such fixture or improvement had not been installed, with the exception of improvements made by Landlord at Tenant’s request and which Landlord does not request be removed at the termination of the lease, and also excepting ordinary wear and tear.

6.22 Removal of Tenant’s Equipment. Tenant agrees to remove prior to the expiration of the Lease Term (“Removal Deadline”), all of Tenant’s Equipment, as hereinafter defined. “Tenant’s Equipment” shall mean all equipment, apparatus, machinery, furniture, furnishings and personal property installed by Tenant and used in the operation of Tenant’s business (as distinguished from the use and operation of the Building or Demised Premises). If such removal shall injure or damage the Building or Demised Premises, Tenant covenants and agrees, at its sole cost and expense, at or prior to the Removal Deadline of the Lease Term, to repair such injury and damage in good and workman like fashion and to place the Building or Demised Premises in the same condition as the Building or Demised Premises would have been if such Tenant’s Equipment had not been installed.

6.23 Subordination to Landlord Mortgages. Tenant covenants and agrees, at Landlord’s option, this Lease and Tenant’s interest in the Building and Demised Premises shall be junior and subordinate to any mortgage or deed of trust now or hereafter encumbering the Demised Premises provided, as to any mortgage or deed of trust given hereafter, the mortgagee or beneficiary under such mortgage or deed of trust agrees in writing, that Tenant’s rights under this Lease shall be recognized and not disturbed and the Tenant’s rights under Section 14 shall be recognized, in the event of foreclosure of the Building or Demised Premises, provided only that Tenant shall not be in default hereunder (subject to any applicable cure periods) and Tenant shall attorn to the party acquiring title to the Demised Premises as the result of such foreclosure. No act or further agreement by Tenant shall be necessary to establish the subordination of this Lease to any such mortgage or deed of trust but Tenant covenants and agrees, upon request of Landlord, to execute such documents as may be necessary or appropriate to confirm and establish this Lease as subordinate to any such mortgage or deed of trust in accordance with the foregoing provisions. Alternatively, Tenant covenants and agrees that, at Landlord’s option, Tenant shall execute documents as may be necessary to establish this Lease and Tenant’s interest in the Building and Demised Premises as superior to any such mortgage or deed of trust.

6.24 Assignment or Subletting. Subject to the exclusions herein, Tenant covenants and agrees not to make or permit a Transfer by Tenant, as hereinafter defined, without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. A “Transfer by Tenant” shall include an assignment of this Lease, a sublease of all or any part of the Demised Premises or any assignment, sublease, transfer, mortgage, pledge or encumbrance of all or any part of Tenant’s interest under this Lease or in the Demised Premises, by operation of law or otherwise, or the use or occupancy of all or any part of the Demised Premises by anyone other than Tenant. Notwithstanding any provision of this Section 6.25 to the contrary, Tenant subject to ongoing guarantee of Tenant’s obligations by Assignor, without the prior written consent of Landlord but upon prior or subsequent notice to Landlord, shall have the right to assign this Lease or sublet all or a portion of the Leased Premises to an entity which is controlled by Tenant (i.e., an entity of which Tenant owns more than 50% of the outstanding shares), which controls Tenant (i.e. an entity which owns more than 50% of the Tenant’s shares, such as a parent-subsidiary relationship), which is under common control with Tenant (such as a brother-sister or affiliate relationship), or which is merged or consolidated with or into Tenant, whether through operation of law or otherwise, and each of the foregoing shall not be considered a Transfer by Tenant. In the event Landlord consents to any Transfer by Tenant, Tenant shall not be relieved of its obligations under this Lease and Tenant shall remain liable, jointly and severally and as a principal, and not as a guarantor or surety, under this Lease, to the same extent as though no Transfer by Tenant had been made, unless specifically provided to the contrary in Landlord’s prior written consent. In addition, if Landlord shall consent to a Transfer by Tenant, Landlord shall, at Landlord’s option, have the right to require Tenant to pay to Landlord fifty percent (50%) of the amount by which the rent paid to Tenant by such Transferee exceeds the Tenant’s expenses incurred in connection with such transaction and rent paid by Tenant to Landlord. The acceptance of rent by Landlord from any person other than Tenant shall not be deemed to be a waiver by Landlord of the provisions of this Section or of any other provision of this Lease and Tenant shall not deem any consent by Landlord to Transfer by Tenant a consent to any subsequent Transfer.

Tenant agrees to pay to Landlord, within ten (10) days after demand by Landlord, the reasonable costs and expenses of Landlord in connection with any request by Tenant for consent to a Transfer by Tenant, including reasonable attorneys’ fees, whether or not consent of Landlord is given to the Transfer by Tenant, but in no event to exceed five thousand dollars ($5,000) per consent request. Notwithstanding anything to the contrary herein, as long as the Assignee is the same or stronger financial condition than the Tenant, Tenant shall have the right to assign this Lease (i) to a new affiliate entity created by Tenant in connection with Tenant’s reincorporation in Delaware and (ii) as part of an public equity offering, and in connection with each (i) and (ii) Tenant shall have no obligation to pay (and Landlord no claim for) any costs or expenses in conjunction therewith.

6.25 Communication Service. Tenant agrees to arrange, at its sole expense with the applicable local public authorities or utilities, as the case may be, for the furnishing of all communication services as may be required by Tenant in the use of the Demised Premises. Tenant shall directly pay for such services by said authority or utility and the inability of Tenant to obtain or to continue to receive such services for any reason whatsoever shall not relieve Tenant of any of its obligations under this Lease.

6.26 Payment of Income and Other Taxes. Tenant covenants and agrees to pay promptly when due all personal property taxes on personal property of Tenant on the Demised Premises and all federal, state and local income taxes, sales taxes, use taxes, Social Security taxes, unemployment taxes and taxes withheld from wages or salaries paid to Tenant’s employees, the nonpayment of which might give rise to a lien on the Demised Premises or Tenant’s interest therein, and to furnish, if requested by Landlord, evidence of such payments.

6.27 Estoppel Certificates. Tenant covenants and agrees to execute, acknowledge and deliver to Landlord, upon Landlord’s written request, a written statement certifying to Tenant’s knowledge and belief (a) this Lease is unmodified (or, if modified, stating the modifications) and in full force and effect; (b) stating the amount of the Security Deposit held by Landlord; (c) stating the dates to which Base Rent and Additional Rent have been paid; and (d) stating whether or not Landlord is in default under this Lease (and, if so, specifying the nature of the default). Tenant agrees such statement may be delivered to and relied upon by any existing or prospective mortgagee or purchaser of the Property.

6.28 Furnishing of Financial Statement. Upon Landlord’s written request, Tenant shall promptly furnish Landlord under non-disclosure agreement in a form acceptable to Tenant, from time to time but not more than once per calendar year, with financial statements certified by Tenant to be in accordance with GAAP, reflecting Tenant’s then current financial condition.

6.29 Landlord Right to Inspect and Show Premises. During the last twelve (12) months of the Lease Term, Tenant agrees Landlord and the authorized representatives of Landlord shall have the right to enter the Demised Premises by providing not less than one (1) business day prior written notice, at any reasonable time during ordinary business hours for the purposes of showing the Building and Demised Premises to any mortgagee, purchaser, prospect or tenant of the Building and Demised Premises. Each person visiting the Demised Premises shall be subject to Tenant’s reasonable security procedures, including without limitation execution of a non-disclosure agreement provided by Tenant. Provided that Tenant shall not have exercised its option to extend the term hereof, during the last twelve (12) months of the Lease Term, Tenant agrees Landlord may from time to time place on the Building a sign advertising the Building for sale or for lease, so long as such signage does not unreasonably interfere with or interrupt Tenant’s ongoing business or use and quiet enjoyment of the Demised Premises.

6.30 Tenant Indemnification of Landlord. Tenant covenants and agrees to protect, indemnify and save Landlord harmless from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including attorneys’ fees, imposed upon, incurred by or asserted against Landlord by reason of (a) any accident, injury to or death of any person or loss of or damage to any property negligently caused by Tenant and occurring on or about the Building and Demised Premises; (b) any negligent act or omission of Tenant, Tenant’s Permitted Users or of anyone claiming by, through or under Tenant; (c) any violation of any law, ordinance, order, rule or regulation of governmental authorities having jurisdiction by Tenant, Tenant’s Permitted Users or by anyone claiming by, through or under Tenant; and (d) any Maintenance or Repairs or Changes to the Building and Demised Premises by, through or under Tenant. Tenant further covenants and agrees, in case any action, suit or proceeding is brought against Landlord by reason of any of the foregoing, Tenant will, at Tenant’s sole cost and expense, defend Landlord in any such action, suit or proceeding. Notwithstanding the foregoing, Tenant shall not be required to indemnify Landlord against any liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including attorneys’ fees, arising out of or resulting from the negligent acts or omissions or willful misconduct of Landlord and Landlord’s agents, contractors or employees.

6.31 Landlord’s Reserved Rights. Subject to the rights granted to Tenant herein, Landlord, as owner of the Demised Premises, reserves the right from time to time (a) to grant or create easements in, over, under, through or across the Demised Premises or, any portion thereof, for any purpose, including, without limitation, access, parking, utilities or drainage; (b) to establish the initial location, configuration, size and number of parking spaces in the parking area, including designation of employee parking areas, and to establish the initial location of any landscaped areas; (c) to alter, add to, improve, change, remove or demolish all or any portion of the buildings or other Improvements located in Technology Park II other than the Building; and (d) to alter, add to, improve, change or remove pipes, ducts, conduits, wires and other mechanical equipment located or to be located under or above the Building or Demised Premises, but serving space within buildings other than the Building, all without obtaining the consent of Tenant thereto, provided none of the foregoing shall unreasonably interfere with Tenant’s use and enjoyment of the Building or Demised Premises. In addition, Landlord hereby reserves the right (a) to change the name of Technology Park II or the Building; (b) to from time to time, temporarily utilize portions of Technology Park II Common Facilities for such uses which, in Landlord’s judgment, tend to attract the public; and (c) to utilize the light standards and other areas or improvements in Technology Park II Common Facilities for advertising purposes, as long as no such action by Landlord shall unreasonably interfere with Tenant’s use and enjoyment of the Building or Demised Premises.

ARTICLE VII

7.	LANDLORD RESPONSIBILITIES.

7.1 Landlord Services. The term “Landlord Services” shall mean the services provided to the Demised Premises, and Technology Park II Common Facilities by Landlord as hereinafter provided in Paragraphs 7.2 through 7.6, or as may be defined on the Summary Page(s).

7.2 Landlord’s Maintenance of the Building. Upon Tenant’s request, Landlord will assign to Tenant manufacturer’s and other warranties obtained by Landlord for the electrical, gas, plumbing, sprinkler, piping, sewage and heating and air conditioning and other systems servicing the Demised Premises. If such warranties may not be assigned, Landlord will use its best efforts to assist Tenant in obtaining the benefits of such warranties.

7.3 Refuse and Trash Collection Services. Tenant shall arrange for the removal and disposition of all garbage, trash, rubbish and other refuse from trash containers or dumpsters located in Technology Park II for the Demised Premises, and similar charges may not be included in the Operating Expenses attributable to Tenant. Tenant shall be responsible for the removal of debris and trash due to Tenant’s Maintenance and Repair and Changes in the Building and Demised Premises.

7.4 Gas, Electrical, Water and Sewer Services. Landlord shall arrange with the applicable public authorities or utilities, as the case may be, for the furnishing of gas, electrical, water and sewer service to the Demised Premises. Tenant acknowledges Landlord’s inability to obtain or to continue any such utility services for any reason whatsoever, except due to the negligence of Landlord, its agents, employees or contractors, shall not relieve Tenant of any of its obligations under this Lease. If Tenant’s equipment requires water or sewer services in excess of normal quantities, any facilities to supply or measure excess quantities may be provided by Landlord, at its option, at the sole expense of Tenant.

7.5 Interruption of Service. Tenant agrees Landlord shall not be liable for failure to supply any Landlord Services during any period when Landlord uses reasonable diligence to supply such Landlord Services. Landlord reserves the right to temporarily discontinue Landlord Services, at such time as may be necessary by reason of accident, repairs, alterations or improvements or whenever by reason of strikes, lockouts, riots, acts of God or any other happening beyond the control of Landlord, Landlord is unable to furnish such Landlord Services. Landlord shall not be liable for damages to persons or property for any such discontinuance, nor shall such discontinuance in any way be construed as an eviction of or cause an abatement of rent or operate to release Tenant from any of Tenant’s obligations hereunder.

7.6 Energy Conservation and Environmental Protection. In the event any governmental authority having jurisdiction imposes mandatory controls applicable to Landlord, the Building, the Demised Premises or Technology Park II relating to the use or conservation of water, gas, electricity, or power, the reduction of automobile emissions, other emissions or the use of automobiles, or to resource conservation or environmental protection, Landlord at its sole discretion, may comply with such mandatory controls or voluntary guidelines and accordingly, require Tenant to so comply. Any reduction in Landlord Services resulting from Landlord’s compliance with such mandatory controls shall be imposed upon Tenant. Landlord shall not be liable for damages to persons or property for any such reduction, nor shall such reduction in any way be construed as a partial eviction of or cause an abatement of rent or operate to release Tenant from any of Tenant obligations hereunder.

7.7 Landlord’s Indemnification of Tenant. Landlord shall indemnify and hold Tenant harmless from and against any and all claims, losses, liabilities, costs and expenses (including without limitation attorneys’ fees and court costs), and demands arising from the negligence of the Landlord, its officers, agents and/or employees or contractors, as well as those arising from Landlord’s failure to comply with any covenant of this Lease on its part to be performed, and shall at its own expense, defend the Tenant against any and all suits, proceedings, hearings, or actions arising out of such negligence, actual or alleged, and all appeals therefrom and shall satisfy and discharge any judgment which may be awarded against Tenant in any such suit or action.

7.8 Soil Contamination. Landlord represents and warrants that at the commencement of this Lease, the Property shall be free from petroleum product contamination and other hazardous waste. If these representations and warranties are found to be incorrect, Landlord at its sole cost, shall bring the Property into compliance with applicable orders, directives, laws, statues, ordinances, rules or regulations of local, state, federal or other governmental or quasi-governmental authorities. If the Property is not free of petroleum contamination or other hazardous materials or in compliance with all applicable laws, rules, regulations, ordinances, orders and directives of any local, state, federal or other governmental or quasi-governmental authority having jurisdiction over the Property, then Landlord, at its sole cost, shall bring the Property into full compliance therewith. Landlord shall be responsible for any remediation of environmental contamination of the Property required by applicable orders, directives, laws, statues, ordinances, rules or regulations of local, state, federal or other governmental or quasi-governmental authorities that existed prior to Tenant’s possession of the Demised Premises, or was caused by Landlord, or (as to liability between Landlord and Tenant), any contamination that may migrate onto the Property, not caused by Tenant. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, demands, losses, expenses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, attorneys’ fees and court costs, and all costs and expenses arising out of any breach of the Landlord’s representation or failure to performed under this paragraph, including, without limitation, Landlord’s remediation obligations.

ARTICLE VIII

8.	DAMAGE OR DESTRUCTION.

8.1 Tenant’s Obligation. Except as otherwise provided below in this Article, if the Building or Demised Premises are damaged or destroyed by fire, windstorm or other casualty during the term of this Lease (any such event herein a “Casualty”), then Tenant shall promptly repair and restore the same to substantially the same or better condition as existed prior to such Casualty. The Improvements shall be repaired and restored in conformity with the original Building plans, with only such changes as Landlord shall have approved in writing. Such repair and restoration shall be in compliance with all governmental requirements. Unless Landlord terminates this Lease pursuant to the following Section, Tenant shall, during any period in which the Improvements are damaged or destroyed by Casualty, pay to Landlord all fixed minimum rent and other Tenant obligations when due under this Lease, unless otherwise agreed, in writing, by the parties.

8.2 Landlord’s Option to Terminate if Damage Substantial. If any portion of the Building or Demised Premises shall be damaged or destroyed by fire, windstorm or other casualty, Tenant shall promptly proceed to determine the nature and extent of the damage or destruction and to estimate the time necessary to repair or restore the Building or Demised Premises. As soon as reasonably possible, but not later than thirty (30) days following such damage or destruction, Tenant shall give written notice to Landlord stating Tenant’s estimate of the time necessary to repair or restore the Building (“Notice of Repair Time”). If Tenant reasonably estimates repair or restoration of the Building or Demised Premises cannot be completed within ninety (90) days after the date of Notice of Repair Time, Landlord shall have the option to terminate this Lease. Any option granted hereunder shall be exercised by written notice to the other party given within ten (10) days after the notice by either Landlord or Tenant exercising such party’s option to terminate this Lease. In the event of termination of this Lease under the provisions hereof, Landlord shall refund to Tenant any portion of the Security Deposit not previously applied by Landlord pursuant to this Lease and such amounts of Base Rent and Additional Rent, and the Good Faith deposit and other amounts paid but not accrued hereunder, theretofore paid by Tenant as may be applicable to the period subsequent to the date of damage or destruction, less the reasonable value of any use or occupation of the Building or Demised Premises by Tenant subsequent to the date of damage or destruction.

8.3 Obligations to Repair and Restore. If this Lease is not terminated by either Landlord or Tenant pursuant to the foregoing provisions, this Lease shall continue in full force and effect and Tenant shall proceed forthwith to cause the Building or Demised Premises to be repaired and restored with reasonable diligence.

8.4 Application of Insurance Proceeds. The proceeds of any Casualty Insurance maintained on the Building or Demised Premises, other than casualty insurance maintained by Tenant on fixtures and personal property of Tenant, shall be paid to and become the property of Landlord, subject to any obligation of Landlord.

8.5 Cooperation in the Event of Loss. Landlord and Tenant shall reasonably cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including the execution and delivery of any proof of loss or other actions required to effect recovery.

ARTICLE IX

9.	CONDEMNATION.

9.1 Taking — Substantial Taking — Insubstantial Taking. A “Taking” shall mean the taking of all or any portion of the Building or Demised Premises as a result of the exercise of the power of eminent domain or condemnation for public or quasi-public use or the sale of all or part of the Building or Demised Premises under the threat of condemnation. A “Substantial Taking” shall mean a Taking of so much of the Building or Demised Premises that (i) Tenant is unable have and enjoy quiet and peaceable possession of the Demised Premises, (ii) the Building or Demised Premises cannot thereafter be reasonably used by Tenant for carrying on, at substantially the same level and scope, the business theretofore conducted by Tenant on the Building or Demised Premises. An “Insubstantial Taking” shall mean a Taking such that (i) Tenant is able have and enjoy quiet and peaceable possession of the Demised Premises, and (ii) the Building or Demised Premises can thereafter continue to be used by Tenant for carrying on, at substantially and materially the same level and scope, the business theretofore conducted by Tenant on Building or Demised Premises.

9.2 Termination on Substantial Taking. If there is a Substantial Taking with respect to the Building or Demised Premises, the Lease Term shall expire on the date the condemning authority takes possession of the Property pursuant to such Taking. In the event of termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Base Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of termination of this Lease and refund in entirety the Security Deposit, if any.

9.3 Restoration on Insubstantial Taking. In the event of an Insubstantial Taking, this Lease shall continue in full force and effect, Landlord shall proceed forthwith to cause the Building or Demised Premises to be restored as near as may be to the original condition thereof and there shall be abatement of Base Rent and Additional Rent proportionate to the extent of the space so taken as of the date of the taking (including a proportional refund of Tenant’s security deposit, if any, to the extent of the space taken). Landlord may, at its option, require Tenant to arrange for and handle the restoration of the Building or Demised Premises, in which case Landlord shall furnish Tenant with sufficient funds for such restoration at the time or times such funds are needed, utilizing the proceeds of any awards or consideration received as a result of the Taking and any additional funds necessary to cover the costs of restoration.

9.4 Right to Award. The total award, compensation, damages or consideration received or receivable as a result of Taking (“Award”) shall be paid to and be the property of Landlord, whether the Award shall be made as compensation for diminution of the value of the leasehold or the fee of the Building or Demised Premises or otherwise and Tenant hereby assigns to Landlord, all of Tenant’s right, title and interest in and to any such Award. Tenant covenants and agrees to execute, immediately upon demand by Landlord, such documents as may be necessary to facilitate collection by Landlord of any such Award. Nothing herein shall give Landlord any interest in, or preclude Tenant from seeking and recovering on its own account from the condemning authority any award or compensation attributable to the taking or purchase of Tenant’s Equipment.

ARTICLE X

10.	DEFAULT BY TENANT.

10.1 Defaults Generally. Each of the following shall constitute a “Default by Tenant” under this Lease:

10.2 Failure to Pay Rent or Other Amounts. A Default by Tenant shall exist if Tenant fails to pay when due, Base Rent payable by Tenant under the terms of this Lease, and such failure shall continue for one business day after written notice from Landlord to Tenant of such failure; Tenant fails to pay when due any other amounts payable by Tenant under the terms of this Lease, and such failure shall continue for ten (10) business days after written notice from Landlord to Tenant of such failure.

10.3 Violation of Lease Terms. A Default by Tenant shall exist if Tenant breaches or fails to comply with any material agreement, term, covenant or condition in this Lease applicable to Tenant, and such breach or failure to comply continues for a period of thirty (30) days after notice thereof by Landlord to Tenant, or, if such breach or failure to comply cannot be reasonably cured within such thirty (30) day period, if Tenant shall not in good faith commence to cure such breach or failure to comply within such thirty (30) day period or shall not diligently proceed therewith to completion.

10.4 Intentionally Deleted.

10.5 Execution and Attachment Against Tenant. A Default by Tenant shall exist if Tenant’s interest under this Lease or in the Demised Premises shall be taken upon execution or by other process of law directed against Tenant, or shall be subject to any attachment at the insistence of any creditor or claimant against Tenant and (i) said attachment shall not be discharged or disposed of within thirty (30) days after the levy thereof or (ii) Tenant shall not have provided a bond or other security to protect the interests of Landlord with respect to such attachment.

10.6 Bankruptcy or Related Proceedings. A Default by Tenant shall exist if Tenant shall file a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any similar act of any state, or shall voluntarily take advantage of any such law or act by answer or otherwise, or shall be dissolved or shall make an assignment for the benefit of creditors or if involuntary proceedings under any such bankruptcy or insolvency law or for the dissolution of Tenant shall be instituted against Tenant or a receiver or trustee shall be appointed for the Building or Demised Premises or for all or substantially all of the property of Tenant, and such proceedings shall not be dismissed or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment.

ARTICLE XI

11.	LANDLORD’S REMEDIES.

11.1 Remedies Generally. Upon the occurrence of any Default by Tenant, Landlord shall have the right, at Landlord’s election, then or at any time thereafter, to exercise any one or more of the following remedies:

11.2 Cure by Landlord. In the event of a Default by Tenant, Landlord may, at Landlord’s option, but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord may deem necessary or desirable to cure any such Default by Tenant in such manner and to such extent as Landlord may deem necessary or desirable, including but not limited to, causing the Building or Demised Premises to be maintained in accordance with the provisions of the Paragraph 6.17 of this Lease entitled “Maintenance and Repair.” Landlord may do so without demand on, or written notice to, Tenant and without giving Tenant an opportunity cure such Default by Tenant. Tenant covenants and agrees to pay Landlord, within ten (10) days after demand, all advances, costs and expenses of Landlord in connection with the making of any such payment or the taking of any such action, including reasonable attorney’s fees, together with interest as hereinafter provided, from the date of payment of any such advances, costs and expenses by Landlord. Action taken by Landlord may include commencing, appearing in, defending or otherwise participating in any action or proceeding and paying, purchasing, contesting or compromising any claim, right, encumbrance, charge or lien with respect to the Building or Demised Premises which Landlord, in its discretion, may deem necessary or desirable to protect its interest in the Building or Demised Premises and under this Lease.

11.3 Termination of Lease and Damages. In the event of a Default by Tenant, in lieu of Landlord’s rights under Section 11.2, Landlord may terminate this Lease, effective at such time as may be specified by written notice to Tenant, and demand (and, if such demand is refused, recover) lawful possession of the Building and Demised Premises from Tenant. Tenant shall remain liable to Landlord for the following:

(a) The worth, at the time of the award, of the unpaid rent that had been earned at the time of termination of this Lease;

(b) The worth, at the time of the award, of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent which could have been reasonably avoided;

(c) The worth, at the time of the award, of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent which could have been reasonably avoided; and

(d) Any other amount, and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant’s default. All re-leasing fees, tenant improvement costs, court costs and any other amounts necessary to compensate Landlord for all detriment proximately caused by Tenant’s default.

“The worth, at the time of the award,” is to be computed by determining the net present value as of the time of the termination of this Lease, discounting future amounts by interest at an annual rate equal to the prime rate as published in the Wall Street Journal (“Discount Rate”), as of the twenty-fifth (25th) day of the calendar month immediately preceding the Default by Tenant.

11.4 Repossession and Reletting. In the event of Default by Tenant, and termination by Landlord pursuant to Section 11.3, Landlord may lawfully reenter and take possession of the Building and Demised Premises or any part thereof, without notice, and repossess the same and expel Tenant and any party claiming by, under or through Tenant, and remove the effects of both using such lawful force for such purposes as may be necessary, without being liable for prosecution on account thereof or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of rent or rightly to bring any proceeding for breach of covenants or conditions. No such reentry or taking possession of the Building or Demised Premises by Landlord shall be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Lease by giving Tenant such written notice, in which event the Lease will terminate as specified in said notice. After recovering possession of the Building or Demised Premises, Landlord shall use commercially reasonable efforts to mitigate damages and losses caused by Tenant, if any, and relet the Building or Demised Premises, or any part thereof, for the account of Tenant. Landlord may make such repairs, alterations or improvements as Landlord may consider appropriate to accomplish from reletting, and Tenant shall reimburse Landlord upon demand for all costs and expense, including attorneys’ fees, which Landlord may incur in connection with such reletting. Landlord may collect and receive the rent for such reletting but Landlord shall in no way be responsible or liable for any failure to rent the Demised Premise, or any party thereof, or for any failure to collect any rent due upon such reletting. Notwithstanding Landlord’s recovery of possession of the Building or Demised Premises, Tenant shall continue to pay on the dates herein specified, the Base Rent, Additional Rent and other amounts that would be payable hereunder if such repossession had not occurred. Upon the expiration or earlier termination of this Lease, Landlord shall refund to Tenant any amount, without interest, by which the amounts paid by Tenant, when added to the net amount, if any, recovered by Landlord through any reletting of the Building or Demised Premises, exceeds the amounts payable by Tenant under this Lease. If, in connection with any reletting, the new lease term extends beyond the existing term, or the Building or Demised Premises covered thereby include other premises not part of the Building or Demised Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection therewith will be made in determining the net amount recovered from such reletting.

11.5 Suits by Landlord. Actions or suits for the recovery of amounts and damages payable under this Lease may be brought by Landlord from time to time, at Landlord’s election, and Landlord shall not be required to await the date upon which the Lease Term would have expired to bring any such action or suit.

11.6 Recovery of Landlord Enforcement Costs. All costs and expenses incurred by Landlord in connection with collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including without limitation reasonable attorneys’ fees, whether or not any action is commenced by or on behalf of Landlord, shall be paid by Tenant to Landlord within thirty (30) days after receipt of Landlord’s demand therefor.

11.7 Intentionally deleted.

11.8 Late Charge. If any installment of rent or any sum due from Tenant shall not be received by Landlord or Landlord’s designee at the place designated by Landlord for payment within one (1) Business Day (as hereafter defined) after the same is due then Tenant shall be required to pay Landlord a late charge of five percent (5%) of the Base Rent. In the event that Landlord fails to notify Tenant that it has incurred a late charge within six months after such late charge has been incurred, Landlord shall be deemed to have waived such late charge. The parties agree that the costs and damages Landlord will incur by reason of the late payment by Tenant can not be precisely determined, that both parties have negotiated the provisions of this lease, and that the late charge payable hereunder represents a fair and reasonable estimate of the damage and expense Landlord may suffer by virtue of Tenant’s payment default. Tenant acknowledges and understands Landlord’s charging or acceptance of such late charges does not constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted herein, including cancellation and termination of Tenant’s Lease. For the purpose of this provision, a “Business Day” shall be each Monday through Friday, inclusive, but shall not include any federally recognized banking holiday for New Years Day, Lincoln or Washington’s birthday, Christmas Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day or Thanksgiving Day. Should any portion of the damages under this provision be deemed to be unenforceable, Landlord shall be entitled to collect from Tenant and Tenant shall be obligated to pay to Landlord, the maximum charge recoverable under applicable law.

11.9 Interest Charge. If any installment of rent or any sum due from Tenant shall not be received by Landlord or Landlord’s designee on the due date for payment, then Tenant shall pay to Landlord an interest charge of 12% per annum, calculated in advance at 1 % per month or the maximum rate authorized by law, whichever is less, in addition to any late charges and other charges imposed and due under this Lease. The charging or acceptance of such interest by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of its other rights and remedies granted hereunder.

ARTICLE XII

12.	SURRENDER AND HOLDING OVER.

12.1 Surrender Upon Lease Expiration. Upon the expiration or earlier termination of this Lease, or on the date specified in any demand for possession by Landlord after any Default by Tenant, Tenant covenants and agrees to surrender possession of the Building or Demised Premises to Landlord, in the same condition as when Tenant first occupied the Building or Demised Premises, ordinary wear and tear excepted.

12.2 Holding Over. If Tenant shall hold over after the expiration of the Lease Term, without written agreement providing otherwise, Tenant shall be deemed to be a tenant from month to month, at a monthly rental, payable in advance, equal to one hundred twenty-five percent (125%) of the Base Rent then being paid by Tenant, and Tenant shall be bound by all of the other terms, covenants and agreements of the Lease. Nothing contained herein shall be construed to give Tenant the right to hold over at any time, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Building or Demised Premises, as well as any damages incurred by Landlord, by Tenant’s failure to vacate the Building and Demised Premises and deliver possession to Landlord as herein provided.

ARTICLE XIII

13.	DEFAULT BY LANDLORD; TENANT’S REMEDIES.

13.1 Default; Remedy. If Tenant believes Landlord has failed to perform any obligation required of it hereunder, including without limitation (i) the failure to timely deliver the Demised Premises to Tenant in accordance with the schedule set forth herein, (ii) failure to provide Landlord’s Services, or (iii) pay any sum which Tenant in good faith believes Landlord is responsible to provide, perform or pay under this Lease, including providing services and making necessary repairs, maintenance or replacements which are Landlord’s responsibility hereunder, Tenant shall provide Landlord with written notice thereof. If Landlord does not perform or provide the requested service or make such payment within ten (10) days after receipt of Tenant’s notice, provided however, no such notice shall be required in the event of imminent danger to persons or property or in the event that there is a material adverse affect on the Tenant’s business, Tenant shall have the right to provide, perform or pay the same at Landlord’s cost or to offset from the Base Rent and other amounts owing by Tenant hereunder, until Landlord has provided, performed or paid the same, an amount equal to the diminution in value of the Demised Premises, as reasonably determined by Tenant, caused by Landlord’s failure to provide, perform or pay the same. If Tenant, after such notice, provides and performs such service or makes such payment and sends to Landlord a written statement reflecting the reasonable costs for providing the same or the amount paid and Landlord fails to pay the same within ten (10) days after receipt of such notice, Tenant shall have the right to set off against the Base Rent the reasonable costs incurred or paid by Tenant. Further, in addition to the foregoing, Tenant shall have the right to terminate this Lease if Landlord has not cured its default within thirty (30) days of receipt of notice from Tenant. If the nature of Landlord’s default is such that more than thirty (30) days is reasonably required for its cure, Tenant shall not have the right to terminate the Lease if Landlord immediately commences cure of the breach within a reasonable time period not to exceed thirty (30) days and thereafter diligently prosecutes such cure to completion.

13.2 Costs and Expenses Recoverable. In the event an action or proceeding is maintained in any court in connection with Landlord’s failure to perform or provide as required of it hereunder, Tenant shall be entitled to recover its costs and expenses in connection therewith, including reasonable attorneys fees, court costs and associated costs and expenses incurred at the trial level and at all levels of appeal, the amount thereof to be determined by the court in which the matter is maintained.

ARTICLE XIV

14.	TENANT’S OPTIONS TO PURCHASE AND LEASE.

14.1 Tenant shall have the option to purchase the Demised Premises (the “Purchase Option”) at the end of the third year of the Lease; option must be exercised no later than thirty (30) days after the end of the third year. Tenant shall provide Landlord with at least a six (6) month written notice of its intent to exercise this option to purchase. The purchase price shall be the Project Cost plus fifteen percent (15%). Upon receipt of written notice by Landlord of Tenant’s exercise of this option, the parties shall proceed to close within a reasonable period of time. At Closing, Landlord shall convey to Tenant fee title to all improvements by means of a special warranty deed and a bill of sale and assignment of the ground leasehold estate of Landlord in the Demised Premises and the parties shall execute any easement agreements reasonably required by Tenant granting Tenant access rights, independent utility services and all other rights so that the Demised Premises shall comply with all applicable laws as a free standing facility. In addition, in the event that Landlord has acquired fee title to the land underlying the Demised Premises (the “Land”), Landlord shall convey the same to Tenant. In the event that Landlord has not obtained fee title to the Land, Landlord shall obtain either fee title to the Land from its ground lessor or obtain a ground lease for only the Demised Premises for Tenant upon substantially the same terms and conditions as Landlord’s ground lease from the fee owner. The parties shall close the sale of the Demised Premises by the projected Closing Date as specified in Tenant’s exercise notice or as soon thereafter as is reasonably feasible.

14.2 Tenant shall have the option to purchase the Demised Premises at the end of the tenth year of the Lease; option must be exercised no later than thirty (30) days after the end of the tenth year. Tenant shall provide Landlord with at least a twelve (12) month written notice of its intent to exercise this option to purchase. The purchase price shall be an amount necessary to provide a fifteen percent (15%) annual internal rate of return (inclusive of cash distributions to the investors since the inception of the Lease) to the investors for each investment unit of Renaissance Development, LLC. This rate of return shall be excluding any tax benefits and shall be based on total cash distributions received during the term of this Lease. Tenant also agrees to assume the debt which is subject to the first mortgage on the Building. Upon receipt of written notice by Landlord of Tenant’s exercise of this option, the parties shall proceed to closing within a reasonable period of time. At Closing, Landlord shall convey to Tenant fee title to all improvements by means of a special warranty deed and a bill of sale and assignment of the ground leasehold estate of Landlord in the Demised Premises and the parties shall execute any easement agreements reasonably required by Tenant granting Tenant access rights, independent utility services and all other rights so that the Demised Premises shall comply with all applicable laws as a free standing facility. In addition, in the event that Landlord has acquired fee title to the land underlying the Demised Premises (the “Land”), Landlord shall convey the same to Tenant. In the event that Landlord has not obtained fee title to the Land, Landlord shall obtain either fee title to the Land from its ground lessor or obtain a ground lease for only the Demised Premises for Tenant upon substantially the same terms and conditions as Landlord’s ground lease from the fee owner. The parties shall close the sale of the Demised Premises by the projected Closing Date as specified in Tenant’s exercise notice or as soon thereafter as is reasonably feasible.

14.3 Tenant shall have an ongoing right, during the Lease Term, to lease the area shown on the site plan attached hereto and incorporated herein by this reference (the “Phase II Space”). Tenant shall provide Landlord with not less than six (6) months written notice of its desire to lease the Phase II Space. Landlord shall immediately commence improving the Phase II Space in accordance with the terms and provisions hereof which were applicable to the Demised Premises. Upon completion of the Phase II Space, the Base Rent for the Phase II Space shall be equal to the initial Base Rent for the Demised Premises and shall increase at the same rate as set forth herein for the Base Rent. Upon completion of the Phase II Space, Additional Rent shall be payable on the Phase II Space at the same rate as is applicable to the Demised Premises and the term Demised Premises shall thereafter include the Phase II Space so leased. IF Tenant so elects, Landlord and Tenant shall execute and deliver an amendment to this Lease consistent with the foregoing within fifteen (15) days after receipt of Tenant of the subject lease amendment in form and substance reasonably satisfactory to Tenant with a term equal to the Lease Term (subject to extension as provided herein). Notwithstanding the preceding language of this paragraph, Landlord’s obligation to improve the Phase II Space shall be contingent upon the ability to obtain acceptable financing.

ARTICLE XV

15.	MISCELLANEOUS.

15.1 Tenant’s Remedies. Tenant may bring a separate action against Landlord for any claim Tenant may have against Landlord under this Lease, provided Tenant shall first give written notice thereof to Landlord and Landlord shall have 30 days from receipt of that notice to cure any such default, unless Landlord’s ability to cure is not within the exclusive control of Landlord, in which event Landlord’s right to cure shall be extended indefinitely. In no event will Landlord be responsible for any consequential damages incurred by Tenant, including, but not limited to, loss of profits or interruption of business as a result of any default by Landlord.

15.2 Relationship of Landlord and Tenant. Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent or of partnership or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.

15.3 Notices and Demands. All notices, demands, billings, consents or other instruments or communications provided for under this Lease shall be in writing and shall be deemed properly given and received when actually given and received or three (3) business days after mailing, if sent by registered or certified mail, postage prepaid, addressed to the party to receive the notice at the address set forth in Section 1 of the Summary Page(s) for Landlord, and for Tenant at “Alien Technology Corporation, Attention: General Counsel, 18220 Butterfield Blvd, Morgan Hill, California 95037” with a required copy addressed to Alien Technology Corporation, Attention: Facilities Manager, at the Demised Premises, or at such other address as such party may notify the other of in writing.

15.4 No Implied Waiver. No failure by Landlord to insist upon the strict performance of any term, covenant or agreement contained in this Lease, nor failure by either party to exercise any right or remedy under this Lease, and no acceptance of full or partial payment during the continuance of any Default by Tenant, shall constitute a waiver of any such term, covenant agreement, or waiver of any such rights or remedy, or a waiver of any such Default by the non-defaulting party.

15.5 Entire Agreement — No Representation. This Lease, the Summary Page(s), and any Exhibits referred to herein, constitutes the final and complete expression of the parties’ agreements with respect to the subject matter hereof. Each party agrees it has not relied upon or regarded as binding any prior agreements, negotiations, representations, or understandings, whether oral or written, except as expressly set forth herein. Landlord and Tenant acknowledge and agree, except as otherwise may be specifically provided for herein, neither party has made any representations’ warranties, nor agreements to or on behalf of the other party as to any matter concerning the Building and Building Common Facilities or Demised Premises of this Lease.

15.6 Modifications in Writing. No amendment or modification of this Lease, and no approvals, consents or waivers by either party under this Lease, shall be valid or binding unless in writing and executed by the party to be bound thereby.

15.7 Severability. If any provision of this Lease shall be found invalid, illegal or unenforceable, such finding shall not affect or impair the validity, legality or enforceability of any other provision of this Lease, and there shall be substituted for the affected provision, a valid and enforceable provision as similar as possible to the affected provision.

15.8 Binding Effect. This Lease shall extend to and be binding upon the heirs, personal representatives, successors and assigns of the respective parties hereto. The terms, covenants, agreements and conditions in this Lease shall be construed as covenants running with the land.

15.9 Time of the Essence. Time is of the essence under this Lease, and all provisions herein relating thereto shall be strictly construed.

15.10 Real Estate Brokers. Each party covenants to pay, hold harmless and indemnify the other party from and against any and all cost, expense or liability for any compensation, commissions, charges or claims by any broker or other agent with respect to this lease or the negotiation thereof contracted, employed or used by such party other than any broker listed as a Participating Broker on the Summary Page(s). The Participating Broker shall be compensated by Landlord unless otherwise provided on the Summary Page(s).

15.11 Applicable Law. This Lease shall be interpreted and enforced according to the laws of the State of North Dakota.

15.12 Execution of Lease. The submission of this Lease to Tenant by Landlord for examination or execution by Tenant does not constitute a reservation of or option on the Building or Demised Premises or an agreement of Landlord to lease the Building or Demised Premises to Tenant. This Lease shall become effective as a Lease, and Landlord shall become obligated hereunder only upon the delivery of this Lease fully executed by Landlord to Tenant. Tenant does hereby represent and warrant that Tenant is duly organized, validly existing, and in good standing and has all requisite power and authority to own, lease, hold and operate properties and conduct business in the State of North Dakota.

15.13 Net Lease. Except as otherwise expressly provided herein, Tenant’s use and occupancy of the Demised Premises shall be free of any expenses or charges whatsoever to Landlord with respect to the Demised Premises, including but not limited to, all insurance premiums, all utility charges, all Taxes and other similar assessments, all restoration, repairs and maintenance, and all other costs of, and with respect to, the Demised Premises.

15.14 No Personal Liability of Landlord. Notwithstanding anything to the contrary contained in this Lease, it is specifically understood and agreed that there shall be absolutely no personal liability on the part of Landlord or any successor in interest of Landlord, or any partner, stockholder, officer, director or trustee of Landlord or any successor in interest of Landlord, with respect to any of the terms, covenants and conditions of this Lease, and that Tenant shall look solely to the estate and interest of Landlord (or such successor in interest of Landlord) in Technology Park II for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord or by such successor in interest of any of the terms, covenants and conditions of this Lease to be performed by Landlord, such exculpation of personal liability to be absolute and without any exception whatsoever.

15.15 Captions for Convenience. The headings and captions hereof are for convenience only and shall not be considered in interpreting the provisions hereof.

15.16 Recordation. Tenant shall be entitled to require the recordation of a memorandum of this Lease, in the form set forth in Exhibit H.

Dated:	, 2004.

LANDLORD
Renaissance Development, LLC

By:	/s/ Art Rosenberg
Art Rosenberg, Its: President

STATE OF NORTH DAKOTA	)
	)	ss.
COUNTY OF CASS	)

On this 16th day of December, 2004, before me personally appeared Art Rosenberg, known to me to be the person who is described in and who executed the foregoing instrument, and acknowledged that he executed the same.

[SEAL]	/s/ Laurie A Crimm
Notary Public
Cass County, North Dakota
My Commission Expires: July 18, 2006

Dated: December 28, 2004

TENANT

By:	/s/ Stavro Prodromou
Stavro Prodromou, Its: CEO

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF SANTA CLARA	)

On this 28th day of December, 2004, before me personally appeared Stavro Prodromou, known to me to be the person who is described in and who executed the foregoing instrument, and acknowledged that he executed the same.

[SEAL]	/s/ Michelle Ann Herlth
Notary Public
Santa Clara County, California
My Commission Expires: Feb 20, 2008

EXHIBIT “A”

SITE PLAN

EXHIBIT “B”

46,320 sq. foot building and surrounding property consisting of 173,431 sq. feet in its entirety as depicted in the attached drawing.

EXHIBIT “C”

INTENTIONALLY DELETED

EXHIBIT “D”

INTENTIONALLY DELETED

EXHIBIT “E”

PROVISIONS FOR COMPLETION OF BUILDING AND

BUILDING, BUILDING COMMON FACILITIES OR DEMISED PREMISES IMPROVEMENTS

This Exhibit is attached to and constitutes a part of that certain lease of even date herewith (“Lease”) between Landlord and Tenant. If there is any inconsistency between the provisions of this Exhibit and the other provisions of the Lease, the provisions of this Exhibit shall control.

Section 1. General. Except as the context otherwise requires and unless otherwise expressly provided herein, the capitalized terms in this Exhibit to the Lease shall have the same meaning as any similarly capitalized terms defined in the Lease or in any Exhibit attached hereto.

Subject to the limitations below, Renaissance will immediately proceed with development efforts towards completion of the Building. Renaissance will obtain Alien’s prior approval for each major milestone and prior to making any commitment in excess of $25,000 (collectively “Approved Program Expenses”). Additionally, Renaissance will at all time maintain a current summary of funds spent as part of Approved Program Expenses and will provide it to Alien upon request. Within ten days after execution of the Lease Agreement, Alien will advance $150,000 (the “Good Faith Deposit”) to Renaissance as a good faith deposit. The Good Faith Deposit will be refunded to Alien within ten (10) days after Alien taking possession of the completed Building or, in the event Alien exercises its rights under Section 4, credited against amounts owing by Alien (subject to refund for any excess uncredited amounts). Alien may, at its sole discretion, elect for such $150,000 to be converted from the Good Faith Deposit to the Security Deposit required pursuant to Section 4.13 of the Lease. If Alien unreasonably withholds approval of either the preliminary or final plans and the Lease is terminated as a result of such failure, Alien shall pay a termination fee of $150,000 (and in such event the Good Faith Deposit will be credited against such termination fee).

Section 2. Preliminary Plans. Within thirty (30) days after the execution of the Lease, Landlord, at its cost, shall prepare and deliver to Tenant for its approval two (2) copies of preliminary plans and specifications for the construction of an office, warehouse and manufacturing facility and all other related improvements, including without limitation, grading, paved drive-ways and parking areas, and landscaping, on the real property that is a part of the Demised Premises, Building and Building Common Facilities, and the Technology Park II Common Area. Within thirty (30) days following receipt of the preliminary plans and specifications, Tenant shall deliver to Landlord its specific objections to the preliminary plans and specifications, together with its proposed solution to each objection. If Tenant fails to either approve or disapprove the preliminary plans and specifications with the thirty (30) day period, Tenant shall be deemed to have rejected the preliminary plans and specifications. In the event this Lease terminates, for any reason, prior to the Commencement Date, upon Tenant’s election, Landlord agrees to assign, and hereby does assign, to Tenant all of Landlord’s right, title and interest in and to the preliminary plans and specifications and all agreements relating thereto, provided that Tenant agrees to pay to the party providing any such preliminary plans and specifications any then outstanding amounts owing for such preliminary plans and specifications.

If the parties are unable to resolve Tenant’s objections to the preliminary plans and specifications within thirty (30) days following the date Landlord has received Tenant’s objections, either party thereafter may terminate this Lease immediately by giving written notice to the other party. In the event the Landlord elects to terminate, the Good Faith Deposit will be refunded to Alien within ten (10) days following such termination.

Section 3. Final Plans. Within thirty (30) days after the preliminary plans and specifications have been approved by Landlord and Tenant, Landlord, at its sole cost, shall prepare and deliver to Tenant two (2) copies of final plans and specifications and working drawings (the “Final Plans”) (based on the approved preliminary plans and specifications) covering the construction of the office, warehouse and manufacturing facility and other improvements that are a part of the Demised Premises, Building and Building Common Facilities, and the Technology Park II Common Area, prior to submitting the Final Plans for governmental permits and approvals. Within thirty (30) days following receipt of the Final Plans, Tenant shall deliver to Landlord its reasonable, specific objections to the Final Plans, together with its proposed solution to each objection. Landlord shall resolve these objections within thirty (30) days upon receipt of the objections. Landlord shall obtain approval of the Final Plans from all appropriate government agencies, and after they have been approved, a copy of the Final Plans shall be initialed and dated by the parties. Landlord shall have ninety (90) days from the date the Final Plans are completed and delivered to Tenant in which to obtain all required and necessary governmental Building permits and approvals. If all such permits and approvals are not obtained within the ninety (90) day period, Tenant shall have the right to terminate this Lease by giving written notice to Landlord and, provided Landlord has used its best efforts to obtain such permits and approvals, Landlord shall also have the right to terminate as set forth herein. In the event the Landlord terminates following using its best efforts to obtain such permits and approvals, the Good Faith Deposit will be refunded to Alien within ten (10) days following such termination.

Alien has the right to terminate the Lease Agreement upon written notice delivered to Renaissance not later than June 30, 2005. In the event Alien terminates, Alien shall simultaneously elect to reimburse to Renaissance an amount equal to the Approved Program Expenses incurred by Renaissance to date, plus interest and a termination fee of $150,000 if the Lease Agreement is terminated prior to January 1, 2005, and $200,000 if terminated after January 1, 2005. Upon payment, at Alien’s election, Renaissance will transfer its right, title and interest in and to (i) equipment, plans (including without limitation architectural plans, site work plans and similar), materials, data and other information obtained as part of the Approved Program Expenses, or whole or in part as elected by Alien, and/or (ii) Renaissance’s ground lease in and to the Building the Property such that Alien assumes Renaissance position with respect to the development work, the ground lease and that portion of Technology Park II applicable to Alien. The Lease Agreement shall terminate and neither party shall have any additional obligations hereunder. In each event of Alien termination under this paragraph, the Good Faith Deposit will be credited against such termination fee, if any.

Alien will have the right to determine the schedule for delivery of the preapproved completed project. Subject to Alien’s rights in Section 4, Alien will make its final determination not later than July 1, 2005 with final delivery scheduled for not later than June 30, 2006.

Section 4. Landlord’s Commitment to Construct Building. Following expiration of Tenant’s right to terminate pursuant to Section 3 of this Exhibit, Landlord covenants and agrees to cause to be constructed, in accordance with the approved Final Plans, in a good and workmanlike manner using new material of first class quality and in compliance with all laws, ordinances, codes and statutes applicable to such construction (“Landlord’s Building Standards”), the Demised Premises, Building and Building Common Areas substantially in accordance with the Final Plans.

Section 5. Substantial Completion. For purposes of this Lease, the term “Substantial Completion” shall be deemed to mean:

(1) Landlord and Tenant mutually agree that the initial tenant improvements to be constructed by Landlord (“Landlord’s Work”) have been completed so that Tenant can use and occupy the Building, Building Common Facilities or Demised Premises for its intended purpose without any unreasonable or material interference to Tenant conducting its ordinary business activities;

(2) The only incomplete items of Landlord’s Work are minor or insubstantial details of construction, such as mechanical adjustments or finishing touches like touch-up plastering or painting as identified on a punch list;

(3) Landlord has secured a permanent certificate of occupancy or the equivalent, as required by all appropriate governmental authority having jurisdiction over the Building, permitting the Building, Building Common Facilities or Demised Premises to be occupied by Tenant in accordance with all applicable laws;

(4) Tenant, its employees, agents and invitees, having ready access to and egress from the Building and Building, Building Common Facilities or Demised Premises through the common areas, clean, free of most construction equipment and materials and in good working order;

(5) All major building systems, including the electrical, heating, ventilation and air conditioning systems, plumbing, utilities, and elevators serving the Building, Building Common Facilities or Demised Premises are installed and are in good working order and condition; and

(6) The Building or Demised Premises are broom clean.

Section 6. Commencement Date. At the time commencement date is established, the parties shall promptly execute the written instrument attached to this agreement as Exhibit I, stipulating a commencement date and expiration date of the term of this Lease.

Section 7. Change Orders. If, following Tenant’s approval of the Final Plans, Tenant shall request any change, addition or alteration in the approved Project Plans (“Change Orders”), Landlord shall promptly give Tenant a written estimate of the cost of engineering and design services to prepare revised Project Plans in accordance with such request and the time delay expected because of such request, if any. If Tenant, in writing, approves such written estimate, Landlord shall have revised Final Plans prepared and the cost thereof shall be included in the cost subject to inclusion in the Base Rent. Promptly upon the completion of such revised Final Plans, Landlord shall notify Tenant in writing of the increased costs, if any, by reason of such Change Order. Tenant shall within three (3) business days notify Landlord in writing whether it desires to proceed with such Change Order. Unless otherwise agreed by Landlord in its sole discretion, if Substantial Completion of the Final Plans is delayed by such Change Order, the Lease Commencement Date shall not be advanced but the date of Substantial Completion shall be delayed by a number of days equal to the number of days of such delay.

Section 8. Tenant Delays. If Tenant requests any portion of the work to be performed by Landlord be delayed, Tenant shall pay all costs and any expense occasioned by such delay including, without limitation, any costs and expenses attributable to increase in labor or materials. If the Substantial Completion of the Tenant Finish is delayed by Tenant’s request, the Commencement Date shall not be advanced and rents and other charges will commence as originally stated.

EXHIBIT “F”

INTENTIONALLY DELETED

EXHIBIT “G”

AMENDMENTS TO LEASE

1.

2.

3.

4.

5.

6.

EXHIBIT “H”

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE is entered into as of the                      day of                                 , 200    , between Renaissance Development, LLC, a North Dakota limited liability company (“Landlord”, and Alien Technology Corporation, a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant have entered into a certain Lease dated as of , 2004 (the “Lease”), whereby Landlord agreed to lease to Tenant certain real property known as , Fargo, North Dakota, and being more particularly described on Exhibit 1 attached hereto, and certain improvements to be constructed thereon by Landlord (collectively the “Premises”).

B.	The parties wish to give notice of the existence of such Lease.

AGREEMENTS

In consideration of the Recitals and the following mutual agreements, the parties agree as follows:

1.	Landlord and Tenant entered into the Lease to construct certain improvements and to lease and demise the Premises.

2.	The term of the Lease is for a period of approximately 10 years, commencing on approximately [June 1, 2004] and ending on approximately [March 31, 2025], and is subject to extension at Tenant’s option for a period of approximately 10 additional years.

3.	The Lease includes the right for Tenant to purchase from Landlord the improvements constructed on the Premises and acquire Landlord’s interest in the real property described in Exhibit 1 and any ground leases relating thereto.

4.	This Memorandum of Lease has been executed and delivered by the parties for the purpose of recording and giving notice that a contractual relationship for the leasing of the Premises has been created between Landlord and Tenant in accordance with the terms, covenants and conditions of the Lease.

5.	The terms and conditions of the Lease are incorporated by reference into this Memorandum of Lease as if set forth fully herein.

IN WITNESS WHEREOF, the parties have executed this Memorandum of Lease as of the date and year first above written.

LANDLORD:	TENANT:

RENAISSANCE DEVELOPMENT, LLC	ALIEN TECHNOLOGY CORPORATION

By:	By:

Its:	Its:

STATE OF NORTH DAKOTA	)
) ss.
COUNTY OF CASS	)

The foregoing instrument was acknowledged before me this                      day of                     , 200    , by                                  the                          of Renaissance Development, LLC, a North Dakota limited liability company, on behalf of the limited liability company.

[SEAL]
Notary Public
My commission expires:

STATE OF CALIFORNIA )
) ss.
COUNTY OF SANTA CLARA	)

The foregoing instrument was acknowledged before me this                          day of                         , 200    , by                          the                              of Alien Technology Corporation, a Delaware corporation, on behalf of the corporation.

[SEAL]
Notary Public
My commission expires:

EXHIBIT 1

LEGAL DESCRIPTION

Lot 2, Block 1, NDSU Research & Technology Park Second Addition to the City of Fargo, Cass County, North Dakota.

EXHIBIT “I”

CERTIFICATE OF COMMENCEMENT AND EXPIRATION

Pursuant to the requirements of Exhibit E, Paragraph 9, this Agreement is made this                      day of                     , 2004, by and between Renaissance Development, LLC (hereinafter called “Landlord”), and Alien Technology, Inc. (hereinafter called “Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into a Lease Agreement (the “Lease”) dated                      relating to certain office premises located at                                                              , Fargo, North Dakota 58103; and

WHEREAS the term of the Lease has commenced, pursuant to Section 4 of the Summary Page(s); and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Landlord and Tenant agree as follows:

1.	The Commencement Date of the Lease is .

2.	Tenant’s obligation to pay rent under the Lease commenced on .

3.	The Expiration Date of the Lease is .

4.	The execution of this Agreement shall not constitute the exercise by Tenant of any option it may have to extend the term of the Lease.

5.	The Lease is in full force and effect and is hereby ratified and confirmed.

Dated:	, 200 .

LANDLORD
RENAISSANCE DEVELOPMENT, LLC

By:
Art Rosenberg, Its: President

Dated:	, 200_.

TENANT
ALIEN TECHNOLOGY CORPORATION

By:
, Its:

EXHIBIT “J”

NON-DISTURBANCE AGREEMENT

THIS NON-DISTURBANCE AGREEMENT is entered into as of the              day of                     , 200_, between NDSU Research & Technology Park, Inc., a North Dakota non-profit corporation (“Master Landlord”), and Alien Technology Corporation, a Delaware corporation (“Tenant”).

WHEREAS, Master Landlord is the ground tenant of unimproved real property located in the NDSU Research & Technology Park II, City of Fargo, County of Cass and State of North Dakota, a portion of which includes that certain real property known as                                         , Fargo, North Dakota, more particularly described on Exhibit 1 attached hereto (the “Premises”).

WHEREAS, Master Landlord has entered into that certain Ground Lease with Renaissance Development LLC (“Landlord”) dated                      (“Ground Lease”) for the purpose of Landlord constructing certain improvements on the Premises and to lease and demise the Premises to Alien Technology Corporation, a Delaware corporation (“Tenant”), pursuant to that certain Lease Agreement between Landlord and Tenant dated                     .

WHEREAS, a copy of the Lease Agreement has been delivered to Master Landlord, the receipt of which is hereby acknowledged; and

WHEREAS, the parties hereto desire to provide for the non-disturbance of Tenant by Master Landlord.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Master Landlord hereby consents to and approves the Lease Agreement.

2. Master Landlord agrees, that so long as the Lease Agreement shall be in full force and effect or in the event Tenant exercises its right to purchase Landlord’s interest in and to the Premises and any improvements thereon pursuant to the terms of the Lease Agreement, and so long as neither Landlord nor Tenant is in default under the Ground Lease beyond applicable cure periods, the possession by Tenant of the Premises and the Tenant’s rights thereto shall not be disturbed, affected or impaired by (i) any suit, action or proceedings upon any underlying ground lease, mortgage, bond or note or other obligation secured thereby, or for the foreclosure of the any underlying ground lease, mortgage, bond or note or other obligation secured thereby or the enforcement of any rights under any underlying ground lease, mortgage, bond or note or other obligation secured thereby or any other documents held by the Master Landlord, or by any judicial sale or execution or other sale of the Premises or by any deed given in lieu of foreclosure, or by the exercise of any other rights given to the Master Landlord by any other documents or as a matter of law, or (ii) any default by Master Landlord under any underlying ground lease, mortgage, bond or note or other obligation secured thereby.

3. Master Landlord hereby acknowledges and agrees that all fixtures, equipment and inventory whether owned by Tenant, any subtenant, any other party whatsoever or leased by Tenant from a lessor/owner (hereinafter called the “Equipment Lessor”) installed in or located on the Premises, regardless of the manner or mode of attachment, shall be and remain the property of Tenant, such subtenant, any such other party or Equipment Lessor, as applicable, and may be removed by Tenant or such other party or Equipment Lessor at any time. In no event (including a default under the Lease Agreement or any underlying ground lease, mortgage, bond or note or other obligation secured thereby) shall Master Landlord have any liens, rights or claims in Tenant’s, such third party’s or Equipment Lessor’s fixtures, equipment or inventory, whether or not all or any part thereof shall be deemed fixtures; and Master Landlord expressly waives all rights of levy, distraint or execution with respect to said fixtures, equipment and inventory. Master Landlord agrees to execute and deliver to Tenant, such third party and Equipment Lessor, within ten (10) days after request therefor, any document required by Tenant, such third party or Equipment Lessor in order to evidence the foregoing. Notwithstanding anything in this Section 3 to the contrary, fixtures or equipment related to the operation of the improvements on the Premises (e.g. mechanical and electrical systems), as opposed to those related solely to the operation of Tenant’s business, shall not be removed from the Premises and upon termination of the Ground Lease shall become the property of the Master Landlord.

4. If the Tenant exercise and consummates its right to purchase Landlord’s interest in and to the Premises and any improvements thereon pursuant to the terms of the Lease Agreement, the Ground Lease shall continue in full force and effect, without necessity for executing any new lease, as a direct lease between Tenant, as tenant thereunder, and the Master Landlord, as landlord thereunder, upon all of the same terms, covenants and provisions contained in the Ground Lease, and in such event:

(a) Tenant shall be bound to such new owner under the terms, covenants and provisions of the Ground Lease for the remainder of the term thereof (including any renewal periods, if Tenant elects or has elected to exercise its options to extend the term) and Tenant hereby agrees to attorn to the Master Landlord and to recognize such Master Landlord as landlord under the Ground Lease; and

(b) Such Master Landlord shall be bound to Tenant under all of the terms, covenants and provisions of the Lease for the remainder of the terms thereof (including any renewal periods, if Tenant elects or has elected to exercise its options to extend the term) which terms, covenants and provisions such Master Landlord hereby agrees to assume and perform.

5. If the Master Landlord shall become the owner of the Premises by reason of foreclosure of the Ground Lease for any reason, including without limitation Landlord’s default thereunder, or if the Premises shall be sold as a result of any action or proceeding to foreclose the Ground Lease or by a deed given in lieu of foreclosure, the Lease shall continue in full force and effect, without necessity for executing any new lease, as a direct lease between Tenant, as tenant thereunder, and the then owner of the Premises, as landlord thereunder, upon all of the same terms, covenants and provisions contained in the Lease Agreement, and in such event:

(a) Tenant shall be bound to such new owner under the terms, covenants and provisions of the Lease Agreement for the remainder of the term thereof (including any renewal periods, if Tenant elects or has elected to exercise its options to extend the term) and Tenant hereby agrees to attorn to such new owner and to recognize such new owner as landlord under the Lease Agreement; and

(b) So long as Landlord has constructed all improvements Landlord is required to construct under the Lease Agreement, and so long as Tenant is not in default under the Lease Agreement, such new owner shall be bound to Tenant under all of the terms, covenants and provisions of the Lease for the remainder of the terms thereof (including any renewal periods, if Tenant elects or has elected to exercise its options to extend the term, and rights of Tenant to acquire interest to the Premises and improvements thereon) which terms, covenants and provisions such new owner hereby agrees to assume and perform.

6. Any notices or communications given under this Agreement shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, or overnight delivery service or personal delivery (a) if to Master Landlord, at the address of Master Landlord as hereinabove set forth or at such other address as Master Landlord may designate by notice, or (b) if to Tenant, then one copy to the attention of General Manager at the Premises and one copy to “Alien Technology Corporation, Attn: Legal Department, 18220 Butterfield Blvd., Morgan Hill, California 95037” or at such other address as Tenant may designate by notice. Notices shall be deemed given when received (at any time) or when delivery is first attempted (during normal office business hours), whichever first occurs.

7. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and assigns. This Agreement contains the entire agreement between the parties and cannot be changed, modified, waived or canceled except by an agreement in writing executed by the party against whom enforcement of such modification, change, waiver or cancellations is sought. This Agreement and the covenants herein contained are intended to run with and bind all lands affected thereby.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MASTER LANDLORD:	TENANT:

NDSU RESEARCH & TECHNOLOGY PARK, INC.	ALIEN TECHNOLOGY CORPORATION

By:	By:

Its:	Its:

STATE OF NORTH DAKOTA	)
) ss.
COUNTY OF CASS	)

The foregoing instrument was acknowledged before me this                      day of                     , 200    , by                              the                              of Renaissance Development, LLC, a North Dakota limited liability company, on behalf of the limited liability company.

[SEAL]
Notary Public
My commission expires:

STATE OF CALIFORNIA )
	)	ss.
COUNTY OF SANTA CLARA	)

The foregoing instrument was acknowledged before me this                      day of                     , 200    , by                              the                              of Alien Technology Corporation, a Delaware corporation, on behalf of the corporation.

[SEAL]
Notary Public
My commission expires:

EXHIBIT 1

LEGAL DESCRIPTION

Lot 2, Block 1, NDSU Research & Technology Park Second Addition to the City of Fargo, Cass County, North Dakota.